EXHIBIT 10.45

MASTER AGREEMENT FOR DEBT AND EQUITY

RESTRUCTURE OF CITY NATIONAL PLAZA

THIS MASTER AGREEMENT FOR DEBT AND EQUITY RESTRUCTURE OF CITY NATIONAL PLAZA (this “Agreement”) is made and entered into as of February 19, 2010, by and among the CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity (“CalSTRS”), CNP INVESTOR, LLC, a Delaware limited liability company (“CNP Investor”), THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership (“TPG”), TPG/CalSTRS, LLC, a Delaware limited liability company (“TPG/CalSTRS”), TPGA, LLC, a Delaware limited liability company (“TPGA”), TPG PLAZA INVESTMENTS, LLC, a Delaware limited liability company (“TPG Plaza Investments”), 505 FLOWER ASSOCIATES, LLC, a Delaware limited liability company (“Guarantor”), 515/555 FLOWER JUNIOR MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company (“Junior Mezzanine Borrower”), 515/555 FLOWER MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company (“Senior Mezzanine Borrower”), and 515/555 FLOWER ASSOCIATES, LLC, a Delaware limited liability company (“Mortgage Borrower”). The capitalized terms used in this Agreement, including without limitation any schedules, appendices and exhibits to this Agreement, and not otherwise defined shall have the meanings given to such terms in Exhibit “A”.

RECITALS

A. TPG/CalSTRS owns indirectly through a series of wholly owned subsidiaries (the “Title Holding Subsidiaries”) that certain office complex commonly known as City National Plaza, located at 505 – 555 South Flower Street, Los Angeles, California (the “Project”). TPG and CalSTRS are the sole members of TPG/CalSTRS. The current ownership structure for the Project is shown on Exhibit “B” attached hereto.

B. TPGA is a Title Holding Subsidiary directly and wholly owned by TPG/CalSTRS.

C. TPG Plaza Investments is a Title Holding Subsidiary directly and wholly owned by TPGA.

D. In connection with a prior restructure of the ownership of TPG Plaza Investments, TPG Plaza Investments entered into a financing arrangement with certain of its prior members referred to herein as the Picerne/Kings Capital Loan.

E. For purposes of financing the Project, additional Title Holding Subsidiaries directly and indirectly wholly owned by TPG Plaza Investments obtained the loans identified on Exhibit “C” attached hereto (the “Mezzanine Loans”), which are currently held by the various holders of the Mezzanine Loans (the “Mezzanine Lenders”). Guarantor guaranteed certain obligations of the borrowers under the Mezzanine Loans pursuant to various guarantees (the “Loan Guaranties”).

F. Also for purposes of financing the Project, another Title Holding Subsidiary obtained that certain mortgage loan in the principal amount of Three Hundred Fifty Five Million Three Hundred Thousand Dollars ($355,300,000) (the “Mortgage Loan”).

G. TPG, for itself and on behalf of TPG/CalSTRS and the Title Holding Subsidiaries, after considering the financial status of the Project and the Mezzanine Loans as well as alternative sources of financing, has specifically requested that CalSTRS acquire the Mezzanine Loans and thereafter retire the Mezzanine Loans in exchange for an equity interest in TPG Plaza Investments (the “New TPG Plaza Interest”) separate from CalSTRS’ equity interest held through TPG/CalSTRS.

H. In connection with such request, CalSTRS has formed CNP Investor for the purposes set forth herein. Pursuant to the CNP Investor LLC Agreement, CalSTRS is the sole member of CNP Investor, and TPG is the non-member manager thereof with such authority and responsibility as set forth therein.

I. Concurrently herewith, CNP Investor has entered into a loan purchase agreement with each of the Mezzanine Lenders (the “Loan Purchase Agreements”), pursuant to which CNP Investor has agreed to purchase each Mezzanine Loan from the applicable Mezzanine Lender. CNP Investor will retire the Mezzanine Loans following their acquisition and convert the Mezzanine Loans into the New TPG Plaza Interest, all subject to and in accordance with the terms hereof.

J. If the acquisition of the Mezzanine Loans and the Conversion were to be consummated as described above, then the ownership structure for the Project would be as set forth on Exhibit “D” attached hereto.

K. Concurrently herewith, TPG and CalSTRS have entered into that certain Sixth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC in connection with the matters described in this Agreement.

L. The Parties now desire to set forth herein the terms and conditions pursuant to which CNP Investor will acquire the Mezzanine Loans and the ownership of the Mezzanine Loans, once acquired by CNP Investor, will be converted into the New TPG Plaza Interest held by CNP Investor.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, covenants and representations hereinafter contained, and subject to the conditions hereinafter set forth, the parties hereto fully incorporate the Recitals above herein and agree as follows:

ARTICLE I.

PURCHASE OF MEZZANINE LOANS

1.1 Loan Purchase Agreements. CNP Investor, as described above, has entered into the Loan Purchase Agreements with respect to the Mezzanine Loans. TPG shall use commercially reasonable efforts to facilitate the consummation of the Loan Purchase

Agreements, including without limitation, by consulting and coordinating with the Mezzanine Lenders and assisting with the satisfaction of conditions to closing thereunder. Notwithstanding the foregoing, CNP shall have the right and authority to make all decisions and take all actions under the Loan Purchase Agreements in its sole and absolute discretion.

1.2 Rights of CNP Investor as Lender. Anything herein to the contrary notwithstanding, during the period prior to the Conversion, while CNP Investor is the holder of the Mezzanine Loans, Article VII shall apply, and CNP Investor (and CalSTRS as the owner of CNP Investor) shall have all rights and remedies available under the Mezzanine Loan Documents or otherwise, as more specifically set forth in Article VII.

1.3 Mortgage Lender Notification and Consent. Following the acquisition of all of the Mezzanine Loans in accordance with the Loan Purchase Agreements, CalSTRS, CNP Investor and TPG shall cooperate in notifying Mortgage Lender that (i) CNP Investor has acquired the Mezzanine Loans using purchase funds consisting of new cash equity funds of CalSTRS which were not derived directly or indirectly from the Project, and (ii) CNP Investor has waived and relinquished, for the benefit of Mortgage Lender, certain rights of the Mezzanine Lenders under the Intercreditor Agreement. Further, each of CalSTRS, CNP Investor and TPG shall use commercially reasonable efforts to obtain from Mortgage Lender its written (A) acknowledgment of the foregoing, (B) consent to the retirement of the Mezzanine Loans, without any prepayment of the Mortgage Loan or other material condition to such consent, and (C) acknowledgment that upon the retirement of the Mezzanine Loans, the Intercreditor Agreement will be terminated as provided therein (collectively, the “Mortgage Lender Consent”).

1.4 Effect of Closing under Loan Purchase Agreements. The Parties intend that all closings under the Loan Purchase Agreements shall occur concurrently. Notwithstanding the execution and entry into this Agreement by all Parties on the date hereof, the performance by the Parties of their respective obligations set forth in Articles II, III and V of this Agreement shall commence to apply only upon the acquisition of the Mezzanine Loans by CNP Investor, if and when such acquisition occurs. Unless and until CNP Investor acquires the Mezzanine Loans, no Party shall have any obligations to any other Party arising under Articles II, III and V of this Agreement.

1.5 No Distributions. Unless agreed by all the members of TPG/CalSTRS in writing, no distributions shall be made by TPG Plaza Investments from the date hereof until the Mezzanine Loan Acquisition Date.

ARTICLE II.

CONVERSION OF LOANS TO EQUITY

2.1 Agreement to Convert. Following the acquisition of the Mezzanine Loans by CNP Investor and as further provided in Section 2.2, CNP Investor shall be admitted as a member of TPG Plaza Investments in exchange for CNP Investor entering into the Loan Termination Agreements with each of the Mezzanine Borrowers to terminate all outstanding obligations under the Mezzanine Loans, all in accordance with the terms and conditions set forth below, thereby converting the Mezzanine Loans into an equity interest in TPG Plaza Investments (the “Conversion”). CNP Investor shall convert all, and not less than all, of the Mezzanine Loans acquired from the Mezzanine Lenders.

2.2 Timing of Closing of the Conversion. The Conversion shall be scheduled to occur on the date (the “Scheduled Conversion Date”) that is the earlier of (i) five (5) days following receipt by CNP Investor and TPG of the Mortgage Lender Consent, (ii) the maturity date of the Mezzanine Loans, or (iii) the date that the Mortgage Loan has been fully repaid.

ARTICLE III.

CLOSING OF CONVERSION

3.1 Conversion Closing. Provided that upon the Scheduled Conversion Date (a) all of the conditions to Conversion Closing set forth in this Agreement have been satisfied or waived by the Party in whose favor the condition runs and (b) this Agreement has not been terminated by any Party in accordance with the provisions set forth herein, the transactions contemplated hereby shall be consummated (the “Conversion Closing”), with the date that Conversion Closing actually occurs being the “Conversion Date”.

3.2 CNP Investor’s Closing Deliveries. Upon the Conversion Closing, CNP Investor shall deliver, or cause to be delivered, to TPG:

3.2.1 Two originals of that certain Second Amended and Restated Limited Liability Company Agreement of TPG Plaza Investments, LLC in the form attached hereto as Exhibit “E” (the “Amended TPG Plaza Investments LLC Agreement”), duly executed by CNP Investor;

3.2.2 The original of the note for each Mezzanine Loan marked cancelled by CNP Investor and two originals of the Loan Termination Agreement (Senior Mezzanine) in the form attached hereto as Exhibit “G”, and two originals of the Loan Termination Agreement (Junior Mezzanine) in the form attached hereto as Exhibit “H” (collectively, the “Loan Termination Agreements”), duly executed by CNP Investor; and

3.2.3 Such other documents and certificates as may be reasonably required by TPG to consummate the Conversion.

3.3 TPG’s Closing Deliveries. Upon the Conversion Closing, TPG shall deliver, or cause to be delivered, to CalSTRS:

3.3.1 Two originals of the Amended TPG Plaza Investments LLC Agreement, duly executed by TPGA;

3.3.2 Two originals of each of the Loan Termination Agreements, duly executed by Junior Mezzanine Borrower and Senior Mezzanine Borrower, as applicable; and

3.3.3 Such other documents and certificates as may be reasonably required by CalSTRS to consummate the Conversion.

3.4 Cash Reconciliation. It had been the intention of the Parties to implement the Conversion concurrently with the Mezzanine Loan Acquisition Date. However, the Parties recognize that the conditions set forth in Sections 5.1.1 and 5.2.1 will necessitate a delay in the Conversion beyond the Mezzanine Loan Acquisition Date. The Parties desire that, to the maximum extent possible, the economic effect of a Conversion concurrent with the acquisition of the Mezzanine Loans be replicated notwithstanding such delay. Therefore, upon the Conversion Closing, TPG shall certify in writing as to the financial information necessary to perform the reconciliation, and the Parties shall in good faith reconcile the differences between the economic results of the Conversion occurring on the Conversion Date as compared to a hypothetical closing on the Mezzanine Loan Acquisition Date. The Parties shall then calculate an amount of cash that shall be paid by CNP Investor to TPGA, or by TPGA to CNP Investor, as applicable based on the net debits and credits for the reconciliation, such that the Conversion on the Conversion Date will result in the same economic effect as if the Conversion had occurred on the Mezzanine Loan Acquisition Date. This reconciliation shall include, without limitation, the following adjustments:

3.4.1 TPGA shall be credited, and CNP Investor shall be debited, with an amount equal to TPGA’s Plaza Percentage multiplied by the total debt service payments received by CNP Investor during the Reconciliation Period.

3.4.2 CNP Investor shall be credited, and TPGA shall be debited, with an amount equal to CNP Investor’s Plaza Percentage multiplied by the total distributions by TPG Plaza Investments to TPGA during the Reconciliation Period.

3.4.3 TPGA shall be credited, and CNP Investor shall be debited, with an amount equal CNP Investor’s Plaza Percentage multiplied by the total capital contributions made by TPGA to TPG Plaza Investments during the Reconciliation Period.

3.5 TPG Plaza Investments as Title Holding Subsidiary. Upon the Conversion and acquisition by CNP Investor of the New TPG Plaza Interest, TPG Plaza Investments shall continue to be deemed a Title Holding Subsidiary of TPG/CalSTRS, notwithstanding that it shall cease to be wholly owned indirectly by TPG/CalSTRS, and the provisions relating to Title Holding Subsidiaries under TPG/CalSTRS LLC Agreement shall continue to apply to TPG Plaza Investments, as more particularly described in the Amended TPG Plaza Investments LLC Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of TPG. TPG hereby makes the following representations and warranties to CalSTRS and CNP Investor as of the date hereof, the Mezzanine Loan Acquisition Date and the Conversion Date as if such representations and warranties were made on and as of that date:

4.1.1 Each of the TPG Parties has the power and authority to enter into and to carry out the terms and provisions of this Agreement and the Conversion Documents, as applicable to each of them.

4.1.2 This Agreement constitutes, and the Conversion Documents when executed will constitute, the legal, valid and binding agreement of each of the TPG Parties, as applicable to each of them, enforceable in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.1.3 The execution and delivery of this Agreement and all of the Conversion Documents, the consummation of the transactions and the performance of the obligations contemplated hereby and thereby by each of the TPG Parties, as applicable, will not conflict with, or result in a violation of or default under, any provision of any governing instrument applicable to any of the TPG Parties, or any agreement or instrument to which any of the TPG Parties is a party or by which it or any of its properties is bound, assuming that any required consents of the lenders are obtained in connection with the acquisition and Conversion of the Mezzanine Loans, or any permit, franchise, judgment, decree, statute, law, rule or regulation applicable to any of the TPG Parties or any of the properties of the TPG Parties.

4.1.4 TPGA is the owner of 100% of the membership interests in TPG Plaza Investments free and clear of any lien, encumbrance or security interest, and, until the consummation of the Conversion or earlier termination of this Agreement, TPGA shall not transfer any membership interest in TPG Plaza Investments.

4.1.5 To TPG’s actual current knowledge, the outstanding principal balance of each of the Mezzanine Loans, the Mortgage Loan and the Picerne/Kings Capital Loan as of February 14, 2010 is as set forth on Exhibit “I” hereto.

4.1.6 To TPG’s actual current knowledge, the balance of the Mortgage Lender Reserve Accounts as of February 14, 2010 is as set forth in Exhibit “I” hereto.

4.1.7 To TPG’s actual current knowledge, the Net Operating Cash as of February 14, 2010 is as set forth in Exhibit “I” hereto.

4.1.8 To TPG’s actual current knowledge, the aggregate accrued and unpaid interest with respect to each of the Mezzanine Loans, the Mortgage Loan and the Picerne/Kings Capital Loan as of February 14, 2010 is set forth on Exhibit “I” attached hereto.

4.1.9 To TPG’s actual current knowledge, there are no material liabilities of TPG Plaza Investments or its subsidiaries other than as shown on Exhibit “I” attached hereto and other than any liabilities accounted for in the Net Operating Cash.

4.1.10 To TPG’s actual current knowledge, there exists no Event of Default nor any event or default which, but for the passage of time and/or the giving of notice, would constitute an Event of Default with respect to any of the Mezzanine Loans, the Mortgage Loan or the Picerne/Kings Capital Loan, excluding any default that may be alleged arising from the proposed acquisition or Conversion of the Mezzanine Loans by CNP Investor.

4.1.11 TPG, for itself and on behalf of the other TPG Parties acknowledges that CalSTRS is a unit of the California State and Consumer Services Agency established pursuant to Title I, Division 1, Parts 13 and 14 of the California Education Code, Sections 22000, et seq., as amended (the “Education Code”). As a result, TPG, for itself and on behalf of the TPG Parties, acknowledges that CalSTRS is prohibited from engaging in certain transactions with or for the benefit of an “employer”, “employing agency”, “member”, “beneficiary” or “participant” (as those terms are defined or used in the Education Code). In addition, TPG, for itself and on behalf of the TPG Parties, acknowledges that CalSTRS may be subject to certain restrictions and requirements under the Internal Revenue Code, 26 U.S.C. Section 1 et seq. (the “Code”). Accordingly, TPG represents and warrants to CalSTRS that (1) none of the TPG Parties is an employer, employing agency, member, beneficiary or participant; (2) none of the TPG Parties has made any contribution or contributions to CalSTRS; (3) neither an employer, employing agency, member, beneficiary nor participant, nor any person who has made any contribution to CalSTRS, nor any combination thereof, is related to any of the TPG Parties by any relationship described in Section 267(b) of the Code; (4) neither CalSTRS, David L Bonuccelli & Associates, their affiliates, related entities, agents, officers, directors or employees, nor any CalSTRS board member, employee or internal investment contractor (collectively, “CalSTRS Affiliates”) has received or will receive, directly or indirectly, any payment, consideration or other benefit from, nor does any CalSTRS Affiliate have any agreement or arrangement with, any of the TPG Parties or any person or entity affiliated with any of them, relating to the transactions contemplated by this Agreement except as expressly set forth in this Agreement; and (5) except for publicly traded shares of stock or other publicly traded ownership interests, no CalSTRS Affiliate has any direct or indirect ownership interest in TPG or any person or entity affiliated with TPG.

4.1.12 To TPG’s actual current knowledge, (1) none of the Mezzanine Lenders is an employer, employing agency, member, beneficiary or participant; (2) none of the Mezzanine Lenders has made any contribution or contributions to CNP Investor or CalSTRS; (3) neither an employer, employing agency, member, beneficiary nor participant, nor any person who has made any contribution to CalSTRS or CNP Investor, nor any combination thereof, is related to any Mezzanine Lender by any relationship described in Section 267(b) of the Code; (4) neither CalSTRS, Thomas Properties Group, Inc., TPG/CalSTRS, Guarantor, the Title Holding Subsidiaries, CNP Investor, their affiliates, related entities, agents, officers, directors or employees, nor any CalSTRS board member, employee or internal investment contractor (collectively “CalSTRS Loan Purchase Related Parties”) has received or will receive, directly or indirectly, any payment, consideration or other benefit from, nor does any CalSTRS Loan Purchase Related Party have any agreement or arrangement with, any Mezzanine Lender or any person or entity affiliated with a Mezzanine Lender, relating to the Mezzanine Loan purchase transactions except as expressly set forth in this Agreement; and (5) except for publicly traded shares of stock or other publicly traded ownership interests, no CalSTRS Loan Purchase Related Party has any direct or indirect ownership interest in any Mezzanine Lender or any person or entity affiliated with any Mezzanine Lender.

With respect to the representations and warranties set forth in Sections 4.1.5 through 4.1.8, TPG shall execute and deliver to CalSTRS a separate certificate setting forth the amounts applicable as of the date when such representations and warranties are remade as of the Mezzanine Loan Acquisition Date and the Conversion Date.

4.2 Representations and Warranties of CalSTRS. CalSTRS hereby makes the following representations and warranties to TPG as of the date hereof, the Mezzanine Loan Acquisition Date and the Conversion Date as if such representations and warranties were made on and as of that date:

4.2.1 Each of CalSTRS and CNP Investor has the power and authority to enter into and to carry out the terms and provisions of this Agreement and the Conversion Documents, as applicable to each of them.

4.2.2 This Agreement constitutes, and the Conversion Documents when executed will constitute, the legal, valid and binding agreement of CalSTRS and CNP Investor, as applicable to each of them, enforceable in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.2.3 The execution and delivery of this Agreement and all of the Conversion Documents, the consummation of the transactions and performance of the obligations contemplated hereby and thereby by CalSTRS and CNP Investor, as applicable, will not conflict with, or result in a violation of or default under, any provision of any governing instrument applicable to CalSTRS or CNP Investor, or any agreement or instrument to which CalSTRS or CNP Investor is a party or by which it or any of its properties is bound, or any permit, franchise, judgment, decree, statute, law, rule or regulation applicable to CalSTRS or CNP Investor or any of the properties of CalSTRS or CNP Investor.

4.3 Survival of Representations and Warranties. This Article IV shall survive the consummation of any of the transactions contemplated hereby and the termination hereof, whether or not the transactions contemplated hereby are consummated.

ARTICLE V.

CONDITIONS PRECEDENT.

5.1 Conditions Precedent to Conversion Obligations of CNP Investor. In addition to the other terms and conditions set forth in this Agreement, the obligation of CNP Investor to consummate the Conversion is subject to, and is expressly conditioned on the satisfaction of, each of the following conditions, which are for the sole and exclusive benefit of CalSTRS and CNP Investor; provided, however, in the event any such condition has not been satisfied, CNP Investor may either waive the same and proceed to the Conversion Closing, terminate this Agreement in which case no Party shall have any ongoing obligations to any other Party arising under this Agreement except as otherwise provided herein, or exercise its rights under Article VI:

5.1.1 The Mortgage Lender Consent shall have been obtained, the maturity date of the Mezzanine Loans shall have passed, or the Mortgage Loan shall have been fully repaid.

5.1.2 TPG and the other TPG Parties shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by TPG and the other TPG Parties.

5.1.3 All representations and warranties made by TPG in this Agreement shall be accurate in all material respects.

5.1.4 The Conversion shall not be prohibited by or conflict with any applicable law, rule, regulation, stay, order or judgment binding on CNP Investor or CalSTRS and issued by any court of competent jurisdiction in the United States or by any regulatory authority (“Applicable Laws”).

5.1.5 No action, suit, or other proceeding relating to the transactions contemplated hereby (collectively, “Proceedings”) shall have been instituted or threatened by a third party before or by any court or regulatory authority.

5.2 Conditions Precedent to Conversion Obligations of TPG. In addition to the other terms and conditions set forth in this Agreement, the obligation of TPG and the other TPG Parties to consummate the Conversion is subject to, and is expressly conditioned on the satisfaction of, each of the following conditions; provided, however, in the event any such condition has not been satisfied, TPG may either waive the same and proceed to the Conversion Closing, terminate this Agreement, in which case no Party shall have any ongoing obligations to any other Party arising under this Agreement except as otherwise provided herein, or exercise its rights under Article VI:

5.2.1 The Mortgage Lender Consent shall have been obtained, the maturity date of the Mezzanine Loans shall have passed, or the Mortgage Loan shall have been fully repaid.

5.2.2 CalSTRS and CNP Investor shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by CalSTRS and CNP Investor.

5.2.3 All representations and warranties made by CalSTRS in this Agreement shall be accurate in all material respects.

5.2.4 The Conversion shall not be prohibited by or conflict with any Applicable Laws binding on the TPG Parties.

5.2.5 No Proceedings shall have been instituted or threatened by a third party before or by any court or Regulatory Authority.

ARTICLE VI.

TERMINATION/

EVENTS OF DEFAULT.

6.1 Termination. Each Party shall use its commercially reasonable efforts to cause the satisfaction of all conditions to the consummation of this Agreement that are in the control of such Party and to cooperate as reasonably necessary in the satisfaction of all other conditions to the consummation of this Agreement. This Agreement may be terminated on or before the Conversion Closing as follows:

6.1.1 Upon the mutual written agreement of the Parties;

6.1.2 In accordance with Section 1.4 above;

6.1.3 By the Party benefited by a closing condition if that closing condition fails to occur within the time period provided therefor, or if no specified time period, by the Scheduled Conversion Date;

6.1.4 By CalSTRS or CNP Investor, upon an Event of Default by any of the TPG Parties as the Defaulting Party; or

6.1.5 By TPG, upon an Event of Default by either CalSTRS or CNP Investor as the Defaulting Party.

6.2 Event of Default. Each of the following shall constitute an “Event of Default” by the “Defaulting Party” (as defined below):

6.2.1 A breach by any of the parties of a material representation, warranty or obligation contained in this Agreement, if such breach is not cured within ten (10) calendar days after the date the other Party has provided written notice of such breach to the Defaulting Party;

6.2.2 The rendering, by a court with appropriate jurisdiction, of a decree or order (1) adjudging such Party or any of its Primary Affiliates bankrupt or insolvent; or (2) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, or similar relief for such Party or any of its Primary Affiliates under the federal bankruptcy Laws or any other similar applicable Law or practice, and if such decree or order shall have continued undischarged and unstayed for a period of sixty (60) days.

6.2.3 The rendering, by a court with appropriate jurisdiction, of a decree or order (1) for the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency of such Party or any of its Primary Affiliates, or for the winding up and liquidation of such Party’s or any of its Primary Affiliate’s affairs, provided that such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days; or (2) for the sequestration or attachment of any property of such Party or any of its Primary Affiliates without its return to the possession of such Party or its release from such sequestration or attachment within sixty (60) days thereafter.

6.2.4 Such Party or any of its Primary Affiliates (1) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent; (2) consents to the filing of a bankruptcy proceeding against such Party or Primary Affiliate; (3) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, or similar relief for such Party or Affiliate under the federal bankruptcy Laws or any other similar applicable Law or practice; (4) consents to the filing of any such petition, or to the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency for such Party or Primary Affiliate or a substantial part of such Party’s or Primary Affiliate’s property; (5) makes an assignment for the benefit of such Party’s or Primary Affiliate’s creditors; (6) is unable to or admits in writing such Party’s or Primary Affiliate’s inability to pay such Party’s or Primary Affiliate’s debts generally as they become due; or (7) takes any action in furtherance of any of the aforesaid purposes.

6.3 Defaulting Party. For the purposes of implementing the provisions contained in this Agreement, the “Defaulting Party” shall be (i) in the case of an Event of Default referenced in Section 6.2.1 , the Party whose action or inaction, or whose Primary Affiliate’s action or inaction, caused or resulted in the breach; and (ii) in the case of an Event of Default referenced in Section 6.2.2, 6.2.3 or 6.2.4, the Party who, or whose Primary Affiliate, is the subject of such court decree or order, has instituted such proceedings or filed such petitions, or is insolvent, etc. The “Non-Defaulting Party” is the Party that is not the Defaulting Party.

6.4 Remedies. No Party shall be limited to the termination right granted by virtue of Sections 6.1.3, 6.1.4 or 6.1.5, and such Party may elect any remedy existing at law or in equity, including, without limitation, the following:

6.4.1 Proceeding to the Conversion Closing, despite the non-fulfillment of any condition or breach or any representation or warranty hereunder;

6.4.2 With respect to an Event of Default by TPG, termination of this Agreement by CalSTRS and the transactions contemplated hereby prior to the Conversion Closing and proceeding to exercise any or all remedies available to such Party under this Agreement at law or in equity;

6.4.3 With respect to an Event of Default by TPG that would prevent the Conversion from occurring, including, without limitation, failure of TPG to deliver the Conversion Documents described in Section 3.3 above, at any time following the Mezzanine Loan Acquisition Date, at the election of CNP Investor in its sole and absolute discretion, deem such Event of Default to constitute an “Event of Default” under all of the Mezzanine Loans and CNP Investor may exercise all rights and remedies with respect to such “Event of Default” under the Mezzanine Loans; or

6.4.4 With respect to an Event of Default by CNP Investor or CalSTRS prior to the Conversion Closing, termination of this Agreement by TPG and proceeding to exercise any or all remedies available to TPG Parties under this Agreement at law or in equity.

6.5 Survival of Remedies. Anything to the contrary notwithstanding, remedies against a Defaulting Party shall survive the termination of this Agreement indefinitely.

ARTICLE VII.

INDEPENDENCE OF RIGHTS

AS LENDER AND MEMBER.

7.1 Acknowledgments. TPG for itself and on behalf of the TPG Parties recognizes and acknowledges the following:

7.1.1 CNP Investor has agreed, and CalSTRS, as the sole member of CNP Investor, has agreed to cause CNP Investor, to acquire the Mezzanine Loans if CNP Investor, in its capacity as the holder of the Mezzanine Loans, and CalSTRS as its owner, are treated as, and are entitled to all of the rights and remedies of, a third-party lender not in any way related to the TPG Parties. Were CNP Investor, in its capacity as the Lender, or CalSTRS as the owner of the Lender, to not be treated as, or entitled to all of the rights and remedies of, a third party lender not in any way related to the TPG Parties, CNP Investor would not have agreed to enter, and CalSTRS would not have agreed to cause CNP Investor to enter, into the Loan Purchase Agreements to purchase the Mezzanine Loans.

7.1.2 TPG and the other TPG Parties are agreeing to the provisions of this Article VII to induce CNP Investor to acquire, and CalSTRS to cause CNP Investor to acquire, the Mezzanine Loans. TPG and the other TPG Parties acknowledge that CalSTRS and CNP Investor will be relying upon the provisions of this Article VII in acquiring the Mezzanine Loans and that, but for this Article VII and the other provisions set forth in this Agreement, CNP Investor would not acquire, and CalSTRS would not cause CNP Investor to acquire, the Mezzanine Loans. The TPG Parties will be benefited by CNP Investor acquiring the Mezzanine Loans and by the Conversion and that such benefit constitutes actual and adequate consideration for this Agreement.

7.1.3 Any provision of this Article VII referencing CNP Investor as Lender shall extend, whether or not explicitly set forth, to CalSTRS as the owner of CNP Investor. Similarly, any provision of this Article VII referencing CNP Investor as a member of TPG Plaza Investments, LLC or a TPG Related Party shall extend, whether or not explicitly set forth, to CalSTRS as an Affiliate of CNP Investor.

7.1.4 The admission of TPG or any of its Affiliates as members of CNP Investor shall in no way affect any of the acknowledgments, agreements or waivers made by any of the TPG Parties pursuant to this Article VII.

7.2 Acquisition of Mortgage Loan. It is the parties’ intention to refinance the Mortgage Loan on or prior to the maturity date of the Mortgage Loan. Notwithstanding the foregoing and without in any way limiting the provisions of Section 7.1, TPG and the other TPG Parties agree that CalSTRS, CNP Investor and their Affiliates shall be free to acquire the Mortgage Loan as if it were a third party not in any way related to the TPG Parties, at par, at a discount or on any terms, upon the maturity of the Mortgage Loan (whether scheduled or accelerated). In the event of any acquisition of the Mortgage Loan by CalSTRS, CNP Investor or any of their Affiliates, the provisions of this Article VII shall apply equally to the Mortgage Loan, with CalSTRS, CNP Investor or such Affiliate as the “CalSTRS Lender” and CalSTRS, CNP Investor or such Affiliate as a “CalSTRS Member” of a TPG Related Party for purposes of this Article VII. Notwithstanding the foregoing, the Parties hereto agree that CalSTRS, CNP Investor or any applicable Affiliate will convert the Mortgage Loan into an equity interest in the Project commensurate on a dollar-for-dollar basis with the then-outstanding principal, interest and other payments due under the Mortgage Loan in a manner similar to, and on substantially the same terms as, the Conversion contemplated herein.

7.3 Exercise of Management Control with Respect to Mezzanine Loans. Anything contained in the TPG/CalSTRS LLC Agreement to the contrary notwithstanding, TPG and CalSTRS agree that the following shall apply with respect to the borrower’s or guarantor’s interest in the Mezzanine Loans, but only during the period that CNP Investor is the holder of the Mezzanine Loans:

7.3.1 TPG shall be designated to act on behalf of TPG/CalSTRS in connection with all matters related to the Mezzanine Loans. Decisions of TPG/CalSTRS relating to the Mezzanine Loans shall not require any approval of CalSTRS or its representatives.

7.3.2 The Representatives of CalSTRS to the Management Committee of TPG/CalSTRS shall not be entitled to take any action or exercise any right or remedy on behalf of TPG/CalSTRS related to the actions of Senior Mezzanine Borrower or Junior Mezzanine Borrower under the Mezzanine Loans, including but not limited to participating in any decisions or actions of TPG/CalSTRS with respect to the Mezzanine Loans or participating in any Management Committee discussions or decisions that relate to the Mezzanine Loans.

7.3.3 TPG acting alone shall have the right and authority, on behalf of the TPG Parties, to (i) negotiate and agree to the terms and provisions of any supplements, modifications or amendments to the Mezzanine Loan Documents; (ii) exercise any rights or remedies, make any elections, give any notices and take any actions authorized or required of any of the TPG Parties under the Mezzanine Loan Documents; (iii) institute and settle legal proceedings and/or take any other action necessary or appropriate to enforce the rights, exercise the remedies and protect the interests of the TPG Parties under the Mezzanine Loan Documents; and (iv) make any and all decisions and take any and all actions on behalf of the TPG/CalSTRS in connection with the Mezzanine Loan.

Nothing in this Section 7.3 shall affect the rights of CNP Investor and CalSTRS as Lender.

7.4 TPG Party Agreements. TPG, for itself and on behalf of the TPG Parties and their Constituents, agrees that:

7.4.1 Any CalSTRS Lender’s relationship to any of the TPG Parties and their Constituents as Lender is and shall be treated as entirely separate and independent from any CalSTRS Member’s relationship to the TPG Parties and their Constituents as a member in a TPG Related Party.

7.4.2 Any permission, approval, consent, authorization or other such communication by a CalSTRS Lender in its capacity as Lender shall not be or be deemed to be a permission, approval, consent, authorization or other such communication by, or to in any way bind, a CalSTRS Member in its capacity as a member in a TPG Related Party. Any permission, approval, consent, authorization or other such communication by a CalSTRS Member in its capacity as a member in a TPG Related Party, shall not be or be deemed to be a permission, approval, consent, authorization or other such communication by, or to in any way bind, the CalSTRS Lender in its capacity as Lender.

7.4.3 In its capacity as Lender, a CalSTRS Lender (i) shall be entitled to take any action or exercise any right or remedy, or refrain from taking any action or exercising any right or remedy, permitted hereunder or under any of the Mezzanine Loan Documents, other applicable loan documents, or applicable Laws as if the CalSTRS Lender were an independent third party with no relationship to the TPG Parties or their Constituents other than the Mezzanine Loans or such other applicable loans, and (ii) shall not be subject to, and the TPG Parties’ and their Constituents’ obligations to a CalSTRS Lender in its capacity as Lender shall not be limited, excused by or subject to, any defenses, offsets, counterclaims or other remedies of any nature which the TPG Parties or their Constituents might have against a CalSTRS Member in its capacity as a member in a TPG Related Party.

7.4.4 In its capacity as a member in a TPG Related Party, a CalSTRS Member (i) shall be entitled to take any action or exercise any right or remedy, or refrain from taking any action or exercising any right or remedy, permitted hereunder or under the applicable operating agreement of the TPG Related Party, or applicable Laws as if the CalSTRS Lender were not the Lender, and (ii) shall not be subject to, and the TPG Parties’ and their Constituents’ obligations to the CalSTRS Member in its capacity as a member in a TPG Related Party shall not be limited, excused by or subject to, any defenses, offsets, counterclaims or other remedies of any nature which any of the TPG Parties or their Constituents might have against the CalSTRS Lender in its capacity as Lender.

7.4.5 Each of the TPG Parties and each of their respective Constituents unconditionally and irrevocably waives any right or power to withhold, delay or otherwise limit in any way the performance of any of the duties, obligations and liabilities of such TPG Party and its Constituents (i) to any CalSTRS Lender in its capacity as Lender, notwithstanding any defenses, offsets, counterclaims or other remedies of any nature which any of the TPG Parties or their Constituents might have against the CalSTRS Member in its capacity as a member in a TPG Related Party; and (ii) to a CalSTRS Member in its capacity as a member in a TPG Related Party, notwithstanding any defenses, offsets, counterclaims or other remedies of any nature which any TPG Party or its Constituents might have against a CalSTRS Lender in its capacity as the Lender.

7.4.6 None of the rights, remedies, benefits or protections in favor of, and none of the duties, obligations or liabilities of any of the TPG Parties or their Constituents to, (i) a CalSTRS Lender in its capacity as the Lender shall be diminished, impaired or affected in any way by virtue of a CalSTRS Member being a member in a TPG Related Party; or (ii) a CalSTRS Member in its capacity as a member in a TPG Related Party shall be diminished, impaired or affected in any way by virtue of a CalSTRS Lender being the Lender.

7.4.7 Any duties, liabilities or obligations (including without limitation fiduciary duties, liabilities or obligations) owed by a CalSTRS Member, in its capacity as a member in a TPG Related Party, to any TPG Party or its Constituents shall not extend or apply in any way to the separate and independent relationship of any CalSTRS Lender to the TPG Parties and their Constituents in its capacity as the Lender, and any duties, liabilities or obligations (including without limitation fiduciary duties, liabilities or obligations) owed by a CalSTRS Lender in its capacity as Lender, to any of the TPG Parties or their Constituents shall not extend or apply in any way to the separate and independent relationship to any of the TPG Parties and their Constituents of any CalSTRS Member in its capacity as a member in a TPG Related Party. Any such duties, liabilities or obligations (including without limitation fiduciary duties, liabilities or obligations), to the extent they would so extend or apply, are hereby knowingly and intentionally waived and released.

7.4.8 No CalSTRS Member, in its capacity as a member in a TPG Related Party, has, nor shall be deemed to have, any duties, liabilities or obligations (including without limitation fiduciary duties, liabilities or obligations) to any of the TPG Parties or their Constituents to the extent that any such duty, liability or obligation (including without limitation fiduciary duties, liabilities or obligations) shall be based on or derived from a CalSTRS Lender being the Lender. No CalSTRS Lender, in its capacity as Lender, has, nor shall be deemed to have, any duties, liabilities or obligations (including without limitation fiduciary duties, liabilities or obligations) to any of the TPG Parties or their Constituents to the extent that any such duty, liability or obligation (including without limitation fiduciary duties, liabilities or obligations) shall be based or derives from any CalSTRS Member being a member in a TPG Related Party.

7.4.9 Neither the provisions of this Article VII nor anything contained herein shall create, result in or be an admission or evidence of, or be deemed to create, result in or be an admission or evidence of, any duty, obligation or liability (including without limitation fiduciary duties, obligations or liabilities) on the part of any CalSTRS Member, in its capacity as a member in a TPG Related Party, or any CalSTRS Lender, in its capacity as Lender, that does not or would not exist in the absence of this Article VII.

7.5 Release and Waiver. In connection with this Agreement, each of the TPG Parties acknowledges and agrees on its own behalf, and on behalf of its Constituents, that the TPG Parties and their respective Constituents have waived and released certain rights, defenses and remedies that might otherwise have been available to the TPG Parties or their Constituents. The releases, waivers and other provisions of this Article VII shall be effective with respect to all matters, past and present, known and unknown, suspected and unsuspected, notwithstanding that factual matters now unknown or unknowable may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected. The waivers, releases and other provisions of this Article VII, including without limitation the following waiver of the provisions of California Civil Code Section 1542, have been expressly bargained for, negotiated and agreed upon in light of the foregoing. In furtherance of this intention, TPG, TPG Plaza Investments, each of the TPG Parties, on behalf of themselves and their Constituents, hereby expressly waive any and all rights and benefits conferred upon it or them by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7.6 Certain Additional Representations and Warranties of TPG. TPG represents, warrants and acknowledges as follows:

7.6.1 The TPG Parties and their Constituents are sophisticated and knowledgeable business Persons and have read and understand the agreements, releases, waivers and other provisions set forth in this Agreement.

7.6.2 In negotiating this Agreement, the TPG Parties and their Constituents have been represented by and consulted with competent legal counsel, accountants and other consultants of their choosing experienced in the matters addressed in this Agreement.

7.6.3 Such legal counsel, accountants and consultants have explained to the TPG Parties and their Constituents, and the TPG Parties and their Constituents have asked such questions and received such answers as the TPG Parties and their Constituents have deemed necessary concerning, the agreements, releases, waivers and other provisions set forth in this Agreement, and the TPG Parties and their Constituents understand the specific and general rights, defenses and remedies being waived and released.

7.7 Certain Additional Representations and Warranties of CalSTRS. CalSTRS represents, warrants and acknowledges as follows:

7.7.1 CalSTRS, CNP Investor and their Constituents are sophisticated and knowledgeable business Persons and have read and understand the agreements, releases, waivers and other provisions set forth in this Agreement.

7.7.2 In negotiating this Agreement, CalSTRS, CNP Investor and their Constituents have been represented by and consulted with competent legal counsel, accountants and other consultants of their choosing experienced in the matters addressed in this Agreement.

7.7.3 Such legal counsel, accountants and consultants have explained to CalSTRS, CNP Investor and their Constituents, and CalSTRS, CNP Investor and their Constituents have asked such questions and received such answers as CalSTRS, CNP Investor and their Constituents have deemed necessary concerning, the agreements, releases, waivers and other provisions set forth in this Agreement, and CalSTRS, CNP Investor and their Constituents understand the specific and general rights, defenses and remedies being waived and released.

7.8 Survival. This Article VII shall survive the consummation of any of the transactions contemplated hereby and the termination hereof, whether or not the transactions contemplated hereby are consummated.

ARTICLE VIII.

MISCELLANEOUS.

8.1 Notices. Any notice or other communication required or permitted to be given by a Party hereunder shall be in writing, and shall be deemed to have been given by such Party to the other Party or Parties (a) on the date of personal delivery, (b) on the same business day of any facsimile or electronic transmission to a Party, or (c) three (3) business days after being placed in the United States mail, as applicable, registered or certified, postage prepaid, at its mailing or delivery address, facsimile number or e-mail address set forth below, or at such other address as any Party may subsequently advise:

If to CalSTRS:

California State Teachers’ Retirement System

100 Waterfront Place, 15th Floor

West Sacramento, California 95605-2807

Attention: Timothy D. Schreck, Esq.

Phone: (916) 414-1717

Fax: (916) 414-1723

and

Attention: Michael J. Thompson

Phone: (916) 414-7978

Fax: (916) 414-7984

With a copy to:

Cox, Castle & Nicholson LLP

2049 Century Park East, Suite 2800

Los Angeles, California 90067

Attention: John H. Kuhl, Esq.

Phone: (310) 284-2267

Fax: (310) 277-7889

If to TPG:

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

Attention: John R. Sischo

Phone: (213) 830-2265

Fax: (213) 633-4760

With a copy to:

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

Attention: Paul S. Rutter

Executive Vice President

Phone: (213) 233-9753

Fax: (213) 633-4760

8.2 Notification. From the date hereof and until the Conversion Closing, each Party shall promptly notify the other if (a) it receives notice or any Proceeding in connection with the transactions contemplated hereby, (b) any fact or circumstance makes any representation or warranty of such Party set forth herein untrue or inaccurate as of the Conversion Date, the Acquisition Date or the date hereof, or (c) there is a breach of or default under any covenant of such Party set forth in this Agreement or the occurrence of any event that may make the satisfaction of any of the conditions set forth in this Agreement impossible or highly unlikely.

8.3 Entire Agreement. This Agreement, together with the exhibits hereto and the other documents being executed concurrently herewith constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written.

8.4 Severability. If any part of this Agreement is determined to be void, invalid or unenforceable, such void, invalid, or unenforceable portion shall be deemed to be separate and severable from the other portions of this Agreement, and the other portions shall be given full force and effect, as though the void, invalid or unenforceable portions or provisions were never a part of this Agreement.

8.5 Amendment and Modification. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound.

8.6 Headings. Article, section, subsection, paragraph or clause headings are not to be considered part of this Agreement and are included solely for convenience and reference and shall not be held to define, construe, govern or limit the meaning of any term or provision of this Agreement. References in this Agreement to articles, sections, subsections, paragraphs or clauses, or any similar reference, shall be reference to an article, section, subsection, paragraph or clause of this Agreement unless otherwise stated or the context otherwise requires.

8.7 Assignment; Successors. No Party hereto may assign its rights hereunder without the prior written consent of the Parties. Subject to the foregoing, the terms, provisions and obligations of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding anything that may be construed to the contrary herein, each provision of this Agreement constitutes a binding obligation on the parties from and after the date hereof, notwithstanding that such provision may apply only upon satisfaction of certain conditions or commence at a particular time.

8.8 Governing Law; Jurisdiction; Litigation. This Agreement has been prepared, executed and delivered in, and shall be interpreted under, the internal laws of the State of California, without giving effect to its conflict of law provisions. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the courts of the State of California, Los Angeles County, or (b) the United States District Court for the Central District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event of litigation arising hereunder, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and expenses incurred in connection with such litigation at all levels, including before the filing of suit.

8.9 Interpretation. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and if any inconsistency or ambiguity exists herein, it shall not be interpreted against any Party but according to the application of rules of the interpretation of contracts, if such an uncertainty or ambiguity exists. Each Party has had the availability of legal counsel during the joint preparation of this Agreement.

8.10 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

8.11 Expenses. Each Party shall bear its own expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement and the agreements contemplated by it, including without limitation, the fees and expenses of each Party’s legal counsel, accountants and other advisors.

8.12 Attorneys’ Fees. In the event any Party incurs legal fees or other costs to enforce any of the terms of this Agreement, to resolve any dispute with respect to its provisions, or to obtain damages for breach thereof, whether by prosecution or defense, the unsuccessful party to such action shall pay the prevailing party’s reasonable expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in such action. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment.

8.13 Waiver of Rights. Failure to insist on compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such rights or powers at any other time or times.

8.14 Further Assurances. Each Party hereto will, from time to time after the execution of this Agreement, execute and deliver such instruments, documents and assurances and take such further acts as the other Parties may reasonably request to carry out the purpose and intent of this Agreement without undue delay. Any Party who fails to comply with this Section 8.14 shall reimburse the other Parties for any direct expenses, including attorneys’ fees and court costs that, as a result of this failure, become reasonably necessary for carrying out this Agreement.

8.15 Interpretation. In the interpretation of this Agreement, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the parties and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof.

8.16 Counterparts. This Agreement may be executed in counterparts, each one of which so executed shall be deemed an original, and all of which shall together constitute one and the same agreement.

8.17 Execution of Documents and Funding by CalSTRS. TPG understands that for administrative reasons CalSTRS requires (a) up to three (3) business days to sign any document after such document has been submitted to CalSTRS for signature and an additional two (2) business days to deliver such document; and (b) up to five (5) business days after all documents have been signed by all parties and all other conditions to the Conversion Closing have been satisfied to cause funds to be transferred, if applicable. All closing documents to be executed by

CalSTRS shall be agreed to and prepared in final execution form and received by CalSTRS to allow for compliance with the foregoing schedule. In the event any of the foregoing conditions are not complied with in accordance with the foregoing schedule, the Scheduled Conversion Date shall be automatically extended by the number of days necessary to allow CalSTRS the time periods set forth above for the execution and delivery of documents and the transfer of funds.

8.18 CalSTRS Counsel.

8.18.1 The parties acknowledge and agree that Cox, Castle & Nicholson LLP (“CalSTRS Counsel”) has represented and will represent only CalSTRS and CNP Investor in connection with this Agreement, the acquisition and ownership of the Mezzanine Loans by CNP Investor, the Conversion and the Conversion Documents (the “CalSTRS Matters”). As part of the CalSTRS Matters, CalSTRS Counsel will represent CalSTRS in its capacity as the owner of CNP Investor in connection with the acquisition of the Mezzanine Loans and the enforcement of the Lender’s rights and remedies under the Mezzanine Loan Documents, including without limitation, if necessary, the appointment of a receiver and foreclosure. CalSTRS Counsel does not and will not represent any of the TPG Parties or any of their Constituents in connection with the CalSTRS Matters. Further, no attorney/client, trust, confidential or other special relationship exists or will exist between CalSTRS Counsel, on one hand, and the TPG Parties or any of their Constituents, on the other hand, in connection with the CalSTRS Matters, and CalSTRS Counsel shall have no duties to the TPG Parties or any of their Constituents in connection with the CalSTRS Matters.

8.18.2 The parties further acknowledge and agree that one or more of the TPG Parties may have in the past, and may in the future, engage CalSTRS Counsel for advice or representation on matters not related to the CalSTRS Matters including, without limitation, matters related to the ownership, operation and financing of the Project with unrelated parties (the “Venture Matters”). CalSTRS Counsel’s sole client in the Venture Matters will be the applicable TPG Party. Each of the TPG Parties, on its own behalf and on behalf of its Constituents consents to CalSTRS Counsel’s representation of any of the TPG Parties and acknowledges and agrees that, in the Venture Matters, CalSTRS Counsel is not representing any party other than the applicable TPG Party. Thus, no lawyer-client, trust, confidential or other special relationship will exist between CalSTRS Counsel and any such party other than the applicable TPG Party in connection with the Venture Matters. Nothing in this Section 8.18 shall prohibit CalSTRS Counsel from representing TPG/CalSTRS and the Title Holding Subsidiaries with respect to the ownership and operation of the Project and, with the sole exception of the Mezzanine Loans during the period when CNP Investor owns the Mezzanine Loans, its financing.

8.18.3 CalSTRS and the TPG Parties, each on its own behalf and on behalf of its Constituents, agree that CalSTRS Counsel may concurrently represent CalSTRS in its capacity as the holder of the Mezzanine Loans in connection with the CalSTRS Matters and TPG/CalSTRS in connection with Venture Matters. CalSTRS and the TPG Parties, each on its own behalf and on behalf of its Constituents, waives and releases any conflicts arising out of that concurrent representation.

8.18.4 Further, the parties intend that CalSTRS Counsel shall remain free to represent CalSTRS or its affiliates on any issue or matter, including any dispute that is or may be adverse to the interests of the TPG Parties. Therefore, each of the TPG Parties, on its own behalf and on behalf of its Constituents, agrees that if a future dispute were to arise between CalSTRS, on the one hand, and any one or more of the TPG Parties, on the other hand, CalSTRS Counsel may represent CalSTRS in such dispute, whether or not related to the Venture Matters. CalSTRS Counsel is also authorized to share with CalSTRS any and all information related to the Venture Matters. Further, CalSTRS Counsel may withdraw from representation of any TPG Party for any reason and may continue to represent CalSTRS on any matter, including any matter that is adverse to a TPG Party, even if it is related to the matter with respect to which CalSTRS Counsel has withdrawn from representing a TPG Party.

8.18.5 Each of the TPG Parties, on its own behalf and on behalf of its Constituents, waives and releases any conflicts arising out of CalSTRS Counsel’s representation of any TPG Party in connection with Venture Matters. The TPG Parties, each on its own behalf and on behalf of its Constituents, covenants and agrees, that in no event may any of the TPG Parties any of their Constituents seek to disqualify CalSTRS Counsel from any matter on the grounds of CalSTRS Counsel’s representation of a TPG Party in connection with Venture Matters. By way of example, in the event any dispute or controversy arises between TPG/CalSTRS, on the one hand, and CalSTRS, on the other hand, then CalSTRS Counsel may represent CalSTRS in any such dispute or controversy.

8.18.6 This Section 8.18 shall survive the consummation of the transactions contemplated hereby or the termination hereof, whether or not any of the transactions have been consummated.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALSTRS:

CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity

	By:	/s/ Michelle Cunningham
	Name:	Michelle Cunningham, CFA
	Title:	Director of Fixed Income

TPG:

THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership

	By:	THOMAS PROPERTIES GROUP, INC. a Delaware corporation Its General Partner

		By:	/s/ John R. Sischo
		Name:	John R. Sischo
		Title:	Executive Vice President

CNP INVESTOR:

CNP INVESTOR, LLC, a Delaware limited liability company

	By:	California State Teachers’ Retirement System, a public entity, its sole member

		By:	/s/ Michelle Cunningham
		Name:	Michelle Cunningham, CFA
		Title:	Director of Fixed Income

Signature Page to Master Agreement

TPG/CALSTRS:

TPG/CalSTRS, LLC, a Delaware limited liability company

	By:	Thomas Properties Group, L.P., a Maryland limited partnership its Manager

		By:	Thomas Properties Group, Inc., a Delaware corporation, General Partner

			By:	/s/ John R. Sischo
			Name:	John R. Sischo
			Title:	Executive Vice President

TPGA:

TPGA, LLC, a Delaware limited liability company

	By:	/s/ John R. Sischo
	Name:	John R. Sischo
	Title:	Executive Vice President

TPG PLAZA INVESTMENTS:

TPG PLAZA INVESTMENTS, LLC, a Delaware limited liability company

	By:	/s/ John R. Sischo
	Name:	John R. Sischo
	Title:	Executive Vice President

JUNIOR MEZZANINE BORROWER:

515/555 FLOWER JUNIOR MEZZANINE ASSOCIATES, LLC,
a Delaware limited liability company

	By:	/s/ John R. Sischo
	Name:	John R. Sischo
	Title:	Vice President

Signature Page to Master Agreement

SENIOR MEZZANINE BORROWER:

515/555 FLOWER MEZZANINE ASSOCIATES, LLC,
a Delaware limited liability company

	By:	/s/ John R. Sischo
	Name:	John R. Sischo
	Title:	Vice President

MORTGAGE BORROWER:

515/555 FLOWER ASSOCIATES, LLC,
a Delaware limited liability company

	By:	/s/ John R. Sischo
	Name:	John R. Sischo
	Title:	Vice President

GUARANTOR:

505 FLOWER ASSOCIATES, LLC,
a Delaware limited liability company

	By:	/s/ John R. Sischo
	Name:	John R. Sischo
	Title:	Vice President

Signature Page to Master Agreement

EXHIBIT “A”

DEFINITIONS

“Affiliate” means, with reference to a specified Person:

(a) a Person that, directly or indirectly, through one or more intermediaries, has control of, is controlled by or is under common control with, the specified Person;

(b) any Person that is an officer, director, controlling shareholder, general partner, managing member or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, controlling shareholder, general partner, managing member or trustee, or serves in a similar capacity; or

(c) with respect to TPG, any Key Individual.

“Agreement” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Amended TPG Plaza Investments LLC Agreement” shall have the meaning ascribed thereto in Section 3.2.1 above.

“Applicable Laws” shall have the meaning ascribed thereto in Section 5.1.4 above.

“CalSTRS” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“CalSTRS Affiliates” shall have the meaning ascribed thereto in Section 4.1.8 above.

“CalSTRS Counsel” shall have the meaning ascribed thereto in Section 8.18.1 above.

“CalSTRS Lender” means, collectively, (i) CalSTRS or any of its Affiliates that is a Lender and (ii) CalSTRS or any of its Affiliates that is a direct or indirect owner of such Person described in clause (i) of this definition. CalSTRS Lender shall include, without limitation, CalSTRS and CNP Investor but only during such period, if any, that CNP Investor owns the Mezzanine Loans and prior to the Conversion Date or at such other time as CalSTRS, CNP Investor or any of their Affiliates is a Lender.

“CalSTRS Loan Purchase Related Parties” shall have the meaning ascribed thereto in Section 4.1.9 above.

“CalSTRS Matters” shall have the meaning ascribed thereto in Section 8.18.1 above.

“CalSTRS Member” means, collectively, (i) CalSTRS or any of its Affiliates that is a member or partner in a company or partnership and (ii) CalSTRS or any of its Affiliates that is a direct or indirect owner of such member or partner described in clause (i) of this definition. CalSTRS Member shall include, without limitation, CalSTRS as a member of TPG/CalSTRS and CalSTRS as a member of CNP Investor.

Exhibit A

“CNP Investor” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“CNP Investor’s Plaza Percentage” means the percentage corresponding to the Percentage Interest of CNP Investor in TPG Plaza pursuant to the Amended TPG Plaza Investments LLC Agreement.

“CNP Investor LLC Agreement” shall mean that certain Limited Liability Company Agreement of CNP Investor, LLC dated concurrently herewith, as amended from time to time.

“Code” shall have the meaning ascribed thereto in Section 4.1.8 above.

“Constituent” means, with respect to any Person, such Person’s board members, officers, directors, shareholders, partners, members, retirants, beneficiaries, trustees, agents, employees, internal investment contractors, representatives, Affiliates and, with respect to TPG, the Key Individuals.

“Conversion” shall have the meaning ascribed thereto in Section 2.1 above.

“Conversion Closing” shall have the meaning ascribed thereto in Section 3.1 above.

“Conversion Date” shall have the meaning ascribed thereto in Section 3.1 above.

“Conversion Documents” means all of the documents required to be delivered in accordance with Sections 3.2 and 3.3 hereof.

“Defaulting Party” shall have the meaning ascribed thereto in Section 6.3 above.

“Education Code” shall have the meaning ascribed thereto in Section 4.1.8 above.

“Event of Default” shall have the meaning ascribed thereto in Section 6.2 above.

“Guarantor” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of November 14, 2006 relating to the Mezzanine Loans with respect to the Project.

“Junior Mezzanine Borrower” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Key Individuals” means James A. Thomas and John R. Sischo (or any replacement for any of them approved pursuant to the preceding definition), collectively; the term “Key Individual” means any one (1) of the Key Individuals.

“Lender”, as used herein, shall mean (i) the holder of the Mezzanine Loans or (ii) the holder of any other loan to any of the TPG Related Parties, including, without limitation, the Mortgage Loan, or (iii) the direct and indirect owners of any such holders.

“Loan Guaranties” shall have the meaning ascribed thereto in Recital E hereof.

Exhibit A

“Loan Purchase Agreements” shall have the meaning ascribed thereto in Recital I hereof.

“Loan Termination Agreements” shall have the meaning ascribed thereto in Section 3.2.2 hereof.

“Mezzanine Debt Amount” means, as of the Mezzanine Loan Acquisition Date, the outstanding principal amount of the Mezzanine Loans plus all accrued but unpaid interest thereon and any other amounts payable under the Mezzanine Loans.

“Mezzanine Lenders” shall have the meaning ascribed thereto in Recital E hereof.

“Mezzanine Loan Acquisition Date” means the date upon which CNP Investor acquires the Mezzanine Loans pursuant to the Loan Purchase Agreements.

“Mezzanine Loan Documents” shall mean the loan documents evidencing and securing the various Mezzanine Loans.

“Mezzanine Loans” shall have the meaning ascribed thereto in Recital E hereof.

“Mortgage Borrower” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Mortgage Debt Amount” means, as of the Mezzanine Loan Acquisition Date, the outstanding principal amount of the Mortgage Loan plus all accrued but unpaid interest thereon and any other amounts payable under the Mortgage Loan.

“Mortgage Lender” shall mean the holder of the Mortgage Loan.

“Mortgage Lender Consent” shall have the meaning ascribed thereto in Section 1.3 above.

“Mortgage Lender Reserve Accounts” means the net reserves held by the Mortgage Lender on behalf of or for the benefit of the Mortgage Borrower.

“Mortgage Loan” shall have the meaning ascribed thereto in Recital F hereof.

“New TPG Plaza Interest” shall have the meaning ascribed thereto in Recital G hereof.

“Net Operating Cash” means cash on hand of Mortgage Borrower, Junior Mezzanine Borrower, Senior Mezzanine Borrower and TPG Plaza Investments, less payables of such Persons, other than the Mortgage Debt Amount, Picerne/Kings Capital Debt Amount, Junior Mezzanine Debt Amount and Senior Mezzanine Debt Amount, as of February 14, 2010, on a cash accounting basis.

“Non-Defaulting Party” shall have the meaning ascribed thereto in Section 6.3 hereof.

“Parties” means the signatories to this Agreement, each of which is a “Party”.

“Percentage Interest” shall have the meaning ascribed thereto in the Amended TPG Plaza Investments LLC Agreement.

Exhibit A

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Picerne/Kings Capital Debt Amount” means, as of the Mezzanine Loan Acquisition Date, the outstanding principal amount of the Picerne/Kings Capital Loan plus all accrued but unpaid interest thereon and any other amounts payable under the Picerne/Kings Capital Loan.

“Picerne/Kings Capital Loan” means that certain loan to TPG Plaza Investments by Kenneth A. Picerne, as Trustee of the Kenneth A. Picerne Trust dated June 4, 1999 and Kings Capital Portfolio No. 9 LLC in the original principal amount of Nineteen Million Seven Hundred Fifty Eight Thousand Dollars as evidenced by that certain Non-Negotiable Promissory Note dated as of May 26, 2009.

“Primary Affiliates” means, as to any of TPG Parties, James A. Thomas and Thomas Properties Group, Inc., a Delaware corporation.

“Proceedings” shall have the meaning ascribed thereto in Section 5.1.5 above.

“Project” shall have the meaning ascribed thereto in Recital A hereof.

“Reconciliation Period” means the period commencing on the Loan Acquisition Date and terminating on the Conversion Date.

“Representative” shall have the meaning ascribed thereto in the TPG/CalSTRS LLC Agreement.

“Scheduled Conversion Date” shall have the meaning ascribed thereto in Section 2.2 above.

“Senior Mezzanine Borrower” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“Title Holding Subsidiary” shall have the meaning ascribed thereto in Recital A hereof as well as the meaning ascribed thereto in the TPG/CalSTRS LLC Agreement. With respect to the Project, the Title Holding Subsidiaries of TPG/CalSTRS shall include, without limitation, TPGA, TPG Plaza Investments, Junior Mezzanine Borrower, Senior Mezzanine Borrower, Mortgage Borrower and Guarantor.

“TPG” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“TPGA” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“TPGA’s Plaza Percentage” means the percentage corresponding to the Percentage Interest of TPGA in TPG Plaza Investments pursuant to the Amended TPG Plaza Investments LLC Agreement.

“TPG/CalSTRS” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

Exhibit A

“TPG/CalSTRS LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement dated as of October 13, 2004, by and between CalSTRS and TPG, as amended by the following amendments and any further amendments entered into from time to time: First Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of June 8, 2006; Second Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of May 25, 2007; Third Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of February 1, 2008; Fourth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of November 5, 2008; and Fifth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of October 30, 2009, as amended from time to time.

“TPG Parties” means TPG, TPG/CalSTRS and the Title Holding Subsidiaries. With respect to any provision herein requiring any of the TPG Parties to take or refrain from any action, TPG shall be obligated, subject only to any required authorizations by CalSTRS under the TPG/CalSTRS LLC Agreement or the CNP Investor LLC Agreement, as applicable, to take or refrain from such action.

“TPG Plaza Investments” shall have the meaning ascribed thereto in the first paragraph of this Agreement.

“TPG Related Party” means any TPG Party or any other Person in which both TPG and CalSTRS have an ownership interest.

“Venture Matters” shall have the meaning ascribed thereto in Section 8.18.2 above.

Exhibit A

EXHIBIT “B”

CURRENT OWNERSHIP STRUCTURE

Exhibit B

EXHIBIT “C”

MEZZANINE LOANS

1.	Participation A-1 ($19,641,161) in Replacement Promissory Note A (Senior Mezzanine) dated October 27, 2006.

2.	Participation A-2A ($24,122,389) in Replacement Promissory Note A (Senior Mezzanine) dated October 27, 2006.

3.	Participation A-2B ($24,122,389) in Replacement Promissory Note A (Senior Mezzanine) dated October 27, 2006.

4.	IO Participation (interest only) in Replacement Promissory Note A (Senior Mezzanine) dated October 27, 2006.

5.	Replacement Promissory Note B (Senior Mezzanine) ($23,569,393) dated October 27, 2006.

6.	Replacement Promissory Note C (Senior Mezzanine) ($23,569,393) dated October 27, 2006.

7.	Replacement Promissory Note D (Senior Mezzanine) ($23,569,393) dated October 27, 2006.

8.	Replacement Promissory Note E (Senior Mezzanine) ($22,292,717) dated October 27, 2006.

9.	Replacement Promissory Note (Junior Mezzanine) ($58,187,948) dated October 27, 2006.

Exhibit C

EXHIBIT “D”

OWNERSHIP STRUCTURE

GIVING EFFECT TO LOAN ACQUISITION AND CONVERSION

Exhibit D

EXHIBIT “E”

FORM OF SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

TPG PLAZA INVESTMENTS, LLC

[see attached]

Exhibit E

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

TPG PLAZA INVESTMENTS, LLC

i

8.07	Waiver of Withdrawal and Purchase Rights	48

Article IX. DISSOLUTION		49

9.01	Events Causing Dissolution of the Company	49
9.02	Winding Up of the Company	49

Article X. DEFAULT		50

10.01	Event of Default	50
10.02	Rights Arising From an Event of Default	51

Article XI. INTENTIONALLY OMITTED		51

Article XII. CALSTRS MATTERS		51

12.01	Exculpation	51
12.02	Role of CCN	52

Article XIII. MISCELLANEOUS		52

13.01	Notices and Approvals	52
13.02	Statutes	54
13.03	Cross-References	54
13.04	Cumulative Remedies	54
13.05	Litigation Without Termination	54
13.06	Successors and Assigns	54
13.07	Amendments	54
13.08	Governing Law	54
13.09	Interpretation	54
13.10	No Obligation to Third Parties	54
13.11	Further Assurances	55
13.12	Merger of Prior Agreements	55
13.13	Enforcement	55
13.14	Time	55
13.15	Severability	55
13.16	No Waiver	55
13.17	Legal Representation	55
13.18	Appendices, Schedules and Exhibits	56
13.19	Provisions Governing Actions for Indemnity	56
13.20	Signer’s Warranty	56
13.21	No Offer or Binding Contract	57

ii

Exhibit List

Exhibit A	–	Definitions
Exhibit B	–	Capital Contributions and Percentage Interests
Exhibit C	–	Tax and Accounting Matters
Exhibit D	–	Reports
Exhibit E	–	Certain Management Provisions

iii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TPG PLAZA INVESTMENTS, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TPG PLAZA INVESTMENTS, LLC, a Delaware limited liability company (the “Company”) is entered into as of __[CONVERSION DATE DEFINED IN MASTER AGREEMENT]            , 2010, by TPGA, LLC, a Delaware limited liability company (“TPGA”), and CNP INVESTOR, LLC, a Delaware limited liability company (“CNP Investor”). The capitalized terms used in this Agreement, including without limitation any schedules, appendices and exhibits to this Agreement, and not otherwise defined shall have the meanings given to such terms in Exhibit A.

RECITALS

A. The Certificate of Formation (the “Certificate”) for the Company was filed on March 12, 2002 with the Delaware Secretary of State.

B. As of January 28, 2003, pursuant to that certain Amended and Restated Operating Agreement of TPG Plaza Investments, LLC (the “Prior Agreement”), the Members of the Company were TPGA, Kings Capital Portfolio No. 9, LLC, a Delaware limited liability company (“Kings Capital Portfolio”), Kenneth A. Picerne as Trustee of the Kenneth Picerne Trust dated June 4, 1999 (together with Kings Capital Portfolio, the “KC Members”).

C. On May 26, 2009, the Company redeemed the entire interests of the KC Members in the Company, and each of the KC Members ceased to be members of the Company pursuant to that certain Membership Interests Retirement Agreement dated as of May 26, 2009. In connection therewith, the KC Members made an unsecured loan in the amount of $19,758,000 to the Company as evidenced by that certain Non-Negotiable Promissory Note dated May 26, 2009 (the “Picerne/Kings Capital Loan”). As a result of such redemption, TPGA became the sole Member of the Company. Notwithstanding anything to the contrary herein, the KC Members retain an interest in the Company for tax purposes only.

D. Concurrently herewith, in accordance with that certain Master Agreement for Debt and Equity Restructure of City National Plaza dated as of February 19, 2010 (the “Master Agreement”), TPGA has agreed to admit CNP Investor, LLC, a Delaware limited liability company (“CNP Investor”), as a Member of the Company as of the date hereof, as more particularly described herein.

E. In connection with such admission of CNP Investor as a Member of the Company, TPGA and CNP Investor desire to amend and restate the Prior Agreement in its entirety, such amendment and restatement to be effective as of the date of this Agreement.

NOW, THEREFORE, TPGA and CNP Investor, constituting the holders of all of the Interests in the Company, desire to supersede, amend and restate in full the Prior Agreement upon the terms and conditions set forth below.

ARTICLE I.

FORMATION

1.01 Formation. The Company has been formed as a Delaware limited liability company pursuant to the provisions of the Delaware Act. The Company shall be operated in accordance with, and the Members shall be governed by, the terms and conditions of this Agreement. If any term of this Agreement is inconsistent with any term of the Delaware Act that is not mandatory, then this Agreement shall control. In connection with the formation of the Company, a duly executed Certificate of Formation for the Company was filed with the office of the Delaware Secretary of State in accordance with the Delaware Act. The Manager shall also cause to be executed, acknowledged and/or verified such other documents and/or instruments as may be necessary and/or appropriate in order to continue the Company’s existence in accordance with the provisions of the Delaware Act and/or to register, qualify to do business and/or operate its business as a foreign limited liability company in any other state in which such is required for the Company to conduct business.

1.02 Names and Addresses. The name of the Company is “TPG Plaza Investments, LLC”. The registered office of the Company in the State of Delaware shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent for the Company in the State of Delaware shall be Corporation Service Company. The principal office for the Company shall be maintained at 515 South Flower Street, 6th Floor, Los Angeles, California 90071 or such other location at which TPGA maintains an office and thereafter at such other place(s) as the Manager may designate from time to time. Copies of any material notices or other matters received by the Company shall be promptly delivered by the Manager to the Members.

1.03 Nature of Business. The sole purpose of the Company is to own directly or indirectly that certain office complex commonly known as City National Plaza, located at 505 – 555 Flower Street, Los Angeles, California (the “Project”), and directly or through its subsidiaries (a) develop, renovate, redevelop, reposition, construct, manage, finance, lease, operate and maintain the Project; (b) hold the Project for investment purposes until its ultimate disposition; and (c) conduct such other activities with respect to, and otherwise realize and optimize the economic return from, the Project and any related assets hereinafter acquired directly or indirectly as are appropriate to carrying out the foregoing purposes.

1.04 Title Holding Subsidiaries. The interest of the Company in the Project may be held through one or more separate, limited liability companies which is wholly owned by, and whose only member and manager is, the Company. Such entities, together with the Company are “Title Holding Subsidiaries”, as defined in the TPG/CalSTRS LLC Agreement. Notwithstanding that the Company is a Title Holding Subsidiary of TPG/CalSTRS, certain rights, duties and obligations of the Members of the Company, including, without limitation, the contribution of capital and the receipt of distributions and allocations, vary from those set forth in the TPG/CalSTRS LLC Agreement, as more particularly provided herein. However, the provisions of the TPG/CalSTRS LLC Agreement, including, without limitation, provisions regarding decision-making approvals and duties with respect to Title Holding Subsidiaries, shall govern with respect to TPG/CalSTRS in its role as the sole member of the Manager of the Company and in its role with respect to the other Title Holding Subsidiaries.

1.05 Term of Company. The term of the Company commenced on the date the Certificate of Formation for the Company was filed with the Delaware Secretary of State and shall continue until December 31, 2032, unless otherwise dissolved pursuant to Article IX. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.

1.06 Limited Liability. Except as otherwise required hereunder or pursuant to any non-waivable provision of the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and Manager shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company. Notwithstanding anything to the contrary in this Agreement, no third party or any creditor of the Company, shall have any right to require the Manager to make a capital call or to enforce any obligation of the Members to contribute additional capital.

1.07 Broker’s Indemnity. Neither Member has had or will have any contact or dealings regarding this Agreement or the formation of the Company through any investment banker, broker or other person who can or could claim a right to any compensation in connection with this transaction. In the event that any investment banker, broker or other person claims any compensation in connection with this Agreement or the formation of the Company, the Member through whom the investment banker, broker or other person makes its claim shall indemnify, defend and hold harmless the other Member, its Constituents and the Company from and against any and all liability, loss (including without limitation Costs of Litigation) which any of them may suffer or incur by reason of any such claim. The provisions of this Section shall survive the dissolution or other termination of the Company.

ARTICLE II.

MANAGEMENT

2.01 Exclusive Management by Manager. All aspects of the business and affairs of the Company shall be managed exclusively by the Manager. Except for situations in which the approval of the Members is expressly required by the Act, the Certificate or this Agreement, the Manager shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other actions customary or incident to the management of the Company’s business, property and affairs. The Manager shall have the right to delegate any or all of its authority, rights and/or obligations, whether arising hereunder, under the Act or otherwise, to any one or more agents or other duly authorized representatives, provided that such delegation shall not cause the Company to incur additional costs than would otherwise be incurred. Anything to the contrary notwithstanding, as set forth in Section 1.04, the actions of the Manager in exercising its authority and carrying out its duties hereunder shall be governed by the provisions of the TPG/CalSTRS LLC Agreement.

2.02 Manager.

(a) Appointment of Manager. TPGA is hereby designated as the “Manager” of the Company.

(b) Duty and Responsibility. The Manager shall have such duty, responsibility, power and authority with respect to the business and affairs of the Company as set forth in Section 2.01 of this Agreement. The Manager shall regularly report to the Members as to the status and other business and affairs of the Company and the Project.

(c) Authorized Actions and Expenditures. Without limiting the generality of Section 2.01, the Manager shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in the Act. The Manager, acting alone, shall have the authority to execute and deliver, on behalf of the Company, agreements, instruments or other documents to which the Company will be a party or bound.

2.03 Reimbursement and Compensation. No Member, Manager or any Constituent thereof, nor any officer appointed hereunder, shall receive any compensation from the Company for services rendered to or in connection with the Company or the Project or be reimbursed by the Company for general administrative or overhead expenses.

2.04 Employees and Consultants.

(a) No Employees. The Company shall not have employees.

2.05 Insurance. The Manager shall, at no cost to the Company, cause the Company to be named as an additional insured on all policies of insurance of TPG/CalSTRS with respect to the Project required to be obtained pursuant to the TPG/CalSTRS LLC Agreement.

2.06 Liability and Indemnity.

(a) Limitation on Liability. Except as expressly provided to the contrary in this Agreement, none of the Members or the Constituents thereof shall be liable, responsible, or accountable, in damages or otherwise, to the Company or any Member for any good faith business judgment if such Member or Constituent exercised Due Care and did not cause or engage in an Event of Default.

(b) Indemnity. The Company shall indemnify, defend and hold harmless each Member and Constituent thereof to the greatest extent permitted by law against any and all liabilities, losses, claims, costs, damages and expenses (including without limitation Costs of Litigation) as a result of any claim or legal proceeding by any Person (including by or through the Company and/or any Member) relating to any good faith business judgment if such indemnitee acted with Due Care and did not cause or engage in an Event of Default.

(c) Costs of Defense. From time to time, as requested by an indemnitee, Costs of Litigation will, if reasonably approved by the Manager (taking into account, among other things, the availability of security for any repayment obligation on the part of the indemnitee and the likelihood that such repayment will be necessary), be advanced by the Company prior to the final disposition of such claims, actions or proceedings upon receipt by the Company of an undertaking by or on behalf of such indemnitee, reasonably satisfactory to Manager, to repay such amounts if it shall be determined that such indemnitee is not entitled to be indemnified hereunder.

(d) Funding of Indemnity. Any indemnification provided hereunder shall be satisfied first out of assets of the Company as an expense of the Company. In the event the assets of the Company are insufficient to satisfy the Company’s indemnification obligations, each Member shall contribute a fraction of the required amount equal to its Percentage Interest; provided that each Member’s contribution obligation under this Section shall not exceed in the aggregate the sum of all distributions received by such Member under Articles VI and IX. To the extent a Member fails to contribute back to the Company its share of the Latest Distributions as required by this Section, such shall constitute a Material Breach by such Member and, without waiving or releasing any other right or remedy on account of such Material Breach, the Non-Defaulting Member may, but shall not be required to, advance the Defaulting Member’s share of such Latest Distributions on the Defaulting Member’s behalf. Should the Non-Defaulting Member so advance any funds on the Defaulting Member’s behalf at any time, the amount so advanced shall be deemed a Shortfall Amount and the Non-Defaulting Member shall have the rights and remedies with respect thereto set forth in Section 4.03.

(e) Survival. The provisions of this Section shall survive the termination of this Agreement, the dissolution of the Company and any cancellation of the Company’s Certificate of Formation.

ARTICLE III.

[RESERVED]

ARTICLE IV.

CAPITAL CONTRIBUTIONS

4.01 Initial Contributions of the Members. Any contribution made to the capital of the Company pursuant to this Section is referred to as an “Initial Contribution”.

(a) Prior to the date hereof, TPGA has contributed to the capital of the Company as reflected in the books and records of the Company.

(b) In accordance with the Master Agreement, as of the date hereof, CNP Investor has agreed to convert debt owing by the wholly owned subsidiaries of the Company into an equity interest in the Company upon the terms set forth herein, and CNP Investor is hereby admitted as a Member of the Company.

(c) The Percentage Interests and total Capital Contributions attributable to each Member as of the date hereof is set forth on Exhibit B attached hereto.

4.02 Additional Contributions. From time to time, the Manager may require the Members to make Additional Contributions to the Company, as determined in accordance with the provisions of the TPG/CalSTRS LLC Agreement. The Additional Contributions will be provided by the Members in proportion to their respective Percentage Interests. Any and all contributions made to the capital of the Company pursuant to this Section shall be referred to as “Additional Contributions” and shall be credited to the Book Capital Account of the Contributing Member as and when such contribution is made.

4.03 Remedies For Failure to Contribute Capital.

(a) Remedies. If any Member (the “Non-Contributing Member”) fails timely to make all or any portion of any Additional Contribution or such other amount such Member is required to contribute pursuant to any provision of this Agreement (the “Shortfall Amount”) and such failure continues for ten (10) business days following the Effective Date of notice thereof from the other Member, then such other Member (the “Contributing Member”), in addition to any and all other remedies available to the Contributing Member under this Agreement or otherwise at law or in equity (including, without limitation, instituting a legal proceeding to collect the Shortfall Amount), shall have the right, but not the obligation, at any time thereafter (provided such Contributing Member has contributed the corresponding Additional Capital required of it), in its sole discretion, to implement any of the following remedies:

(i) Cause the Company to refund to the Contributing Member that portion of the corresponding Additional Contribution actually made by the Contributing Member that is in proportion to the Shortfall Amount (the “Refund Amount”). For example, if, at a time the Members were obligated to contribute capital in the ratio of 75% by the Contributing Member and 25% by the Non-Contributing Member, the Non-Contributing Member failed to contribute capital resulting in a Shortfall Amount of $25,000, the Contributing Member would be entitled to withdraw from capital a Refund Amount equal to $75,000.

(ii) Fund the Shortfall Amount to the Company, not withdraw the Refund Amount, and treat the Shortfall Amount so funded as an Additional Contribution to the Company by the Contributing Member. In such event, the Percentage Interest of the Non-Contributing Member shall be immediately reduced, and the Percentage Interest of the Contributing Member shall be immediately increased, by the number of percentage points (the “Adjustment Amount”) equal to the product of (x) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the total amount of capital previously contributed to the Company by the Non-Contributing Member times (y) one hundred fifty percent (150%). By way of example only, if the Non-Contributing Member fails to contribute capital in a Shortfall Amount equal to $10,000 and its total contributed capital at the time is $5,000,000, then the Non-Contributing Member’s Percentage Interest would be decreased, and the Contributing Member’s Percentage Interest would be increased, by 0.30 percentage points (calculated in the following manner: (($10,000÷$5,000,000) x 1.5 = 0.30 percentage points).

(b) Remedies Not Exclusive. It is expressly agreed by the Members that the rights and remedies of any Member on account of the failure of any other Member to make Additional Contributions set forth in this Section are cumulative, and not exclusive, of any other right or remedy, and that the funding of the Shortfall Amount by the Contributing Member shall not be or be deemed to be a cure or waiver of the breach or default of the Non-Contributing

Member. The foregoing provisions of this Section to the contrary notwithstanding, unless the Contributing Member shall have given written notice to the Non-Contributing Member within sixty (60) days after the funding of a Shortfall Amount of the Contributing Member’s intention to exercise any other right or remedy in addition to the funding of such Shortfall Amount, the funding of such Shortfall Amount shall then be deemed to be the sole and exclusive remedy to be exercised by the Contributing Member as a result of the Non-Contributing Member’s failure to make the Additional Contribution on account of which such Shortfall Amount was funded.

4.04 Capital Contributions in General. Except as otherwise expressly provided in this Agreement (a) no part of the contributions of any Member to the capital of the Company may be withdrawn by such Member; (b) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company; (c) no Member shall have the right to receive or obligation to accept property other than cash in return for such Member’s contributions to the Company; (d) no Member shall be required or be entitled to contribute additional capital, make any loan or advance any credit to the Company; (e) except as expressly provided in Article VI, no Member shall have the right to the return of all or any portion of its capital before the dissolution and termination of the Company and then only to the extent of the cash and other property, if any, distributable to the Members upon Company liquidation; and (f) no Person who is not a party to this Agreement may enforce or make any claim under any provision of this Agreement for the contribution of capital, payment of any amount or otherwise.

ARTICLE V.

PROFITS AND LOSSES

5.01 Incorporation of Exhibit C. Each and all of the provisions of Exhibit C are incorporated herein and shall constitute part of this Agreement. Exhibit C provides for, among other matters, the maintenance of capital accounts, the allocation of profits and losses, the maintenance of books and records, and, if required, the tax withholding of distributions. The Company shall be operated as a partnership solely for state and federal income tax purposes.

5.02 Indemnity. Neither Member makes any representation or warranty to the other regarding the allocations of profits and losses of the Company, for tax purposes or otherwise. In the event either Member is audited or the allocations of profits or losses to such Member is challenged in any way, the Member being audited or challenged shall indemnify, defend and hold harmless the other Member, its Constituents and the Company from and against any and all liability, loss (including without limitation Costs of Litigation) which any of them may suffer or incur by reason of any such audit or challenge or any such allocation of profits or losses to the Member being audited or challenged.

ARTICLE VI.

DISTRIBUTIONS

6.01 Distribution of Available Cash and Capital Proceeds. At all times prior to the final liquidation of the Company and distribution of the remaining company assets pursuant to Article IX, the Available Cash and Capital Proceeds shall be determined and distributed to the Members in accordance with their Percentage Interests on at least a quarterly basis within ten (10) days following the end of each quarter (or at such other times (and more or less frequently) as the Manager determines.

6.02 Reserves and Reinvestment. The Manager, in its sole and absolute discretion, shall have the authority to determine the amount of any reserve established pursuant to the definitions of “Available Cash” or “Capital Proceeds”, as well as whether all Available Cash and Capital Proceeds shall be distributed on a current basis or shall be reinvested in the Project, or used to pay or make any Company expenses or expenditures in connection with the operation of the Company, the development, ownership or operation of the Project or otherwise.

ARTICLE VII.

BOOKS, RECORDS AND ACCOUNTING

7.01 Company Books. The Manager shall maintain the books and records of the Company in accordance with specifications of Section 7.01 of the TPG/CalSTRS LLC Agreement. The Members (personally or through an authorized representative) shall have the right at any time during normal business hours to inspect all such books and records, to make copies thereof and to take extracts therefrom.

7.02 Reports. The Manager shall prepare and deliver to the Members the same reports required under Section 7.02 of the TPG/CalSTRS LLC Agreement at no expense to the Company. Further, the Manager shall cause to be prepared and delivered to each Member at such times as are determined by the Manager (or otherwise in accordance with the terms of this Agreement) the reports and other items set forth in Exhibit D.

7.03 Company Tax Elections: Tax Controversies. The Manager shall determine which elections to make for the Company provided for in the Code including, without limitation, the elections provided for in Section 754 of the Code so long as such elections do not result in any adverse tax consequences to CNP Investor or its Constituents. Additionally, the Manager shall have the right to seek to revoke any such election (including without limitation, any election under Section 754 of the Code) so long as such revocation does not result in any adverse tax consequences to CNP Investor or any of its Constituents.

7.04 Accounting Method and Fiscal Year. The accounting method and fiscal year of the Company shall be consistent with those of TPG/CalSTRS.

7.05 Accountants and Lawyers.

(a) The Company’s accounting shall be handled by accountants selected by the Manager, who shall provide the Members the same scope of audit reports for the Company as are prepared for TPG/CalSTRS in accordance with the TPG/CalSTRS LLC Agreement.

(b) The Company shall engage such lawyers and law firms to provide such services and representation to the Company as the Manager may recommend.

7.06 Banking. All funds of the Company shall be deposited in such accounts and at such banks or financial institutions as the Manager determines. Monies and funds of the Company shall be used only for Company purposes. All funds of the Company shall be deposited only in accounts of the Company in the Company name, shall not be commingled with funds of the Manager, any Member, or any other Person, and shall be withdrawn only upon such signature or signatures and in such amounts as may be recommended in writing from time to time by the Manager. Manager shall have the right to cause the bank accounts of the Company to be audited at Company expense and to cause Company funds not deposited in the proper accounts to be immediately transferred thereto, such rights to be exercised as determined in accordance with the provisions of the TPG/CalSTRS LLC Agreement.

7.07 Tax Returns. Within ninety (90) days after the end of each fiscal year of the Company, the Manager shall cause the Company’s accountants to complete the Company’s federal, state and local tax returns. The costs of such preparation, and the costs of any revisions or supplements to such tax returns required as a result of any review thereof, shall be Company expenses. The Manager shall use diligent efforts to have the Company’s accountants prepare and file final federal, state and local tax returns for the Company and its Subsidiaries (to the extent applicable) no later than the initial statutory filing date therefor.

7.08 Confidentiality of Information. Each party hereto agrees that the terms of the transactions contemplated by this Agreement, the identities of the Members, and all information made available by one party to the other or in any way relating to the other party’s Interest in the Company, shall be maintained in strict confidence and no disclosure of such information will be made, except to such attorneys, accountants, fiduciaries, partners, members, investment advisors, lenders and others as are reasonably required to evaluate and consummate the transactions contemplated by this Agreement. Each party hereto further agrees and covenants as follows:

(a) No party hereto shall disclose or authorize the disclosure of the terms of this Agreement or any instruments, documents, or assignments delivered in connection with this Agreement, or the identity of any other party to this Agreement in any public statement, news release, or other announcement or publication, including, specifically, no party shall disclose or authorize disclosure of the following:

(i) Any information relating to the tax allocations including without limitation the special allocation of depreciation.

(ii) All provisions relating to the distribution of Available Cash and Capital Proceeds.

(b) Nothing contained herein shall prevent any party hereto from disclosing or accessing any information otherwise deemed confidential under this Section (i) in connection with that party’s enforcement of its rights hereunder; (ii) pursuant to any legal requirement or the rules of any securities exchange, any statutory reporting requirement or any accounting or auditing disclosure requirement applicable to such party, including, without limitation, any public reporting and/or filing requirements with the Securities and Exchange Commission applicable to TPGI and/or TPGLP; (iii) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); (iv) to existing or bona fide potential investors, participants or assignees in or of the transactions contemplated by this Agreement or such party’s rights under this Agreement; or (v) to such party’s lenders, consultants or financial advisors.

ARTICLE VIII.

RESTRICTIONS ON TRANSFER

8.01 Limitations on Transfer. Transfers by TPGA of its Membership Interest in the Company shall be governed by the provisions of the TPG/CalSTRS LLC Agreement relating to transfer of assets of TPG/CalSTRS. Transfers of CNP Investor’s Interest in the Company shall be subject to the same terms and conditions as Transfers of Interests held by CalSTRS in TPG/CalSTRS; provided, however, that, anything herein or therein to the contrary notwithstanding, any Transfer of membership interests in CNP Investor between CalSTRS and its Affiliates, on the one hand, and TPGLP and its Affiliates, on the other hand, shall constitute a Transfer permitted hereunder. Any transferee of an Interest transferred in compliance with this Article VIII shall be deemed a “Permitted Transferee” hereunder.

8.02 Admission of Substitute Members. If any Member Transfers such Member’s Interest to a Permitted Transferee in accordance with Section 8.01, then such Permitted Transferee shall be admitted into the Company as a substitute member if, but only if (a) the transferor and Permitted Transferee execute and acknowledge such other instruments as the non-transferring Member may deem reasonably necessary to effectuate such admission; (b) the Permitted Transferee in writing accepts, assumes and agrees to be bound by all of the transferor’s duties, obligations and liabilities under and pursuant to this Agreement and all of the terms and conditions of this Agreement, as the same may have been amended; and (c) the transferor pays all reasonable expenses incurred by the non-transferring Member in connection with such admission, including, without limitation, legal fees and costs. If such Permitted Transferee is admitted into the Company as a substitute member, the Manager shall cause the books and records of the Company to be amended to reflect such admission. To the fullest extent permitted by law, any Permitted Transferee of an Interest who does not become a substitute member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement, and such Permitted Transferee shall only be entitled, as an assignee, to receive such distributions and allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent assigned. A Member that Transfers its Interest shall not cease to be a member of the Company until the admission of the Permitted Transferee as a substituted member of the Company and, until the admission of such Permitted Transferee as a substitute member, such transferring Member shall continue to be entitled to exercise, and shall continue to be bound by, all of the rights, duties and obligations of such Member under this Agreement.

8.03 Additional Restrictions on Transfer. Notwithstanding any other provision contained herein, any Transfer described in this Article shall be null and void ab initio and of no force or effect if (i) such Transfer would cause a termination of the Company for federal or state, if applicable, income tax purposes; (ii) such Transfer would require the registration of such Interest pursuant to, or otherwise directly or indirectly violate, any applicable federal or state securities Laws; (iii) such Transfer would cause the Company to become a “publicly traded partnership” as such term is defined in Section 469(k)(2) or 7704(b) of the Code; (iv) such

Transfer would cause the Company to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (v) such Transfer would result in a violation of applicable Laws; (vi) such Transfer would, in the opinion of the Company’s counsel, cause the Company to cease to be classified as a partnership for state and federal income tax purposes; (vii) such Transfer would cause an acceleration of any loan or debt instrument to which the Company is a party or result in a breach or violation of any restriction contained in any agreement or order to which the Company is a party or by which the Company is bound; or (viii) the transferring Member fails to reimburse the Company and the other Member for any costs incurred by the Company or the other Member in connection with such Transfer. Until all of the conditions to an effective Transfer have been satisfied, the Company, the Manager and the other Member may continue to treat the purported transferor of any such interest as its absolute owner and shall incur no liability for any allocation or distribution made in good faith to the transferor.

8.04 Regulatory Prohibition. Notwithstanding any other provision contained herein, no Member shall take or permit any action to be taken with respect to itself (including, without limitation, any change in its shareholders, members or partners, as applicable) that would cause the Company to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended, and any such action shall be null and void ab initio and of no force or effect.

8.05 Election; Allocations Between Transferor and Transferee. Upon the Transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company may file, in the sole and absolute discretion of the Manager, an election in accordance with applicable Income Tax Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Upon the Transfer of the Interest of a Member as herein provided, the Profits and Losses attributable to the Interest so transferred shall be allocated between the transferor and Permitted Transferee as of the date set forth on the written assignment. In the reasonable discretion of the Manager, such allocation may be based upon either (a) the result of Company activities during the periods in which each was the holder of the Interest transferred; or (b) each Member’s pro rata share of the total Profits and Losses of the Company for the fiscal year in which the Transfer occurred based upon the number of days during the applicable fiscal year of the Company that the Interest so transferred was held by each of them. Distributions shall be made to the holder of record of the Interest on the date of distribution.

8.06 Partition. No Member shall have the right to partition any assets of the Company, nor shall a Member make an application or proceeding for a partition of any assets of the Company. Upon any breach of the provisions of this Section by any Member, the other Member (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of the restrictions set forth in this Section.

8.07 Waiver of Withdrawal and Purchase Rights. Except in connection with any Transfer which results in the Permitted Transferee becoming a substitute member of the Company, no Member may voluntarily withdraw, resign or retire from the Company. Each

Member hereby waives any and all rights such Member may have to withdraw and/or resign from the Company pursuant to Section 18-603 of the Delaware Act and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Interest in the Company upon such withdrawal, resignation and/or retirement pursuant to Section 18-604 of the Delaware Act. No admission or withdrawal of a Member, whether in accordance with this Agreement or otherwise, shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void and, in addition to other rights and remedies at law and in equity, the other Member(s) shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of the restrictions set forth in this Section.

ARTICLE IX.

DISSOLUTION

9.01 Events Causing Dissolution of the Company. The Company shall be dissolved upon the first to occur of (a) the expiration of the term of the Company; or (b) the affirmative election of the Manager to dissolve the Company. Neither a Member’s bankruptcy, retirement, resignation, expulsion or other cessation to serve, nor a technical termination of the Company under Section 708(b)(1)(B) of the Code, shall cause a dissolution of the Company and, notwithstanding such event, the Company’s business shall continue without interruption or break in continuity (subject to Section 708(b)(1)(B) of the Code if applicable). Except as may be permitted in accordance with this Section, no Member shall have the right to, and each Member hereby agrees that it shall not, seek to dissolve or cause the dissolution of the Company or seek to cause a partial or whole distribution or sale of Company assets, whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale not in accordance with this Section would cause a substantial hardship to the Company and the remaining Member. Any attempted dissolution or distribution not in accordance with this Section shall be null and void ab initio and of no force or effect and, in addition to the other rights and remedies at law and in equity, the other Member shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of this Section.

9.02 Winding Up of the Company. Upon the dissolution of the Company the Members shall proceed to wind up the affairs of the Company. During such winding up process, the Profits, Losses, Capital Proceeds and Available Cash shall continue to be shared, allocated and distributed in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor. The proceeds from all asset sales, to the extent available, shall be applied and distributed by the Company as soon as reasonably practical after such liquidation, in the following order:

(a) First, to the Company’s creditors other than Members and the expenses of liquidation, in the order of priority provided by law;

(b) Second, to set up any reserves in amounts that are reasonably determined by the Manager to be necessary to provide for contingent, conditional, unmatured, unliquidated or uncertain liabilities or obligations. If any of such liabilities are being disputed or are reasonably expected by the Manager to be disputed, the Manager may increase the reserve associated with any such disputed liability or obligation by the reasonable Costs of Litigation expected to be incurred by the Company in resolving the dispute. Such reserves shall be disbursed under the direction of the Manager in payment of such liabilities or obligations. As such liabilities or obligations have been paid or adequately provided for in the reasonable judgment of the Manager, the balance of such reserves shall be distributed, first pursuant to Section 9.02(c) and then Section 9.02(d) below;

(c) Third, to interest first and then principal on debts or obligations owing to the Members to the extent incurred in compliance with this Agreement; and

(d) Thereafter, to the Members as provided in Article IV of Exhibit C.

ARTICLE X.

DEFAULT

10.01 Event of Default.

(a) Events of Default. Each of the following shall constitute an “Event of Default” by the “Defaulting Member”:

(i) Any Material Breach by such Member.

(ii) The rendering, by a court with appropriate jurisdiction, of a decree or order (1) adjudging such Member bankrupt or insolvent; or (2) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member under the federal bankruptcy Laws or any other similar applicable Law or practice, and if such decree or order shall have continued undischarged and unstayed for a period of sixty (60) days.

(iii) The rendering, by a court with appropriate jurisdiction, of a decree or order (1) for the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency of such Member, or for the winding up and liquidation of such Member’s affairs, provided that such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days; or (2) for the sequestration or attachment of any property of such Member without its return to the possession of such Member or its release from such sequestration or attachment within sixty (60) days thereafter.

(iv) Such Member (1) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent; (2) consents to the filing of a bankruptcy proceeding against such Member; (3) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member or Affiliate under the federal bankruptcy Laws or any other similar applicable Law or practice; (4) consents to the filing of any such petition, or to the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency for such Member or a substantial part of such Member’s property; (5) makes an assignment for the benefit of such Member’s creditors; (6) is unable to or admits in writing such Member’s inability to pay such Member’s debts generally as they become due; or (7) takes any action in furtherance of any of the aforesaid purposes.

(b) Defaulting Member. For the purposes of implementing the provisions contained in this Agreement, the “Defaulting Member” shall be (i) in the case of an Event of Default referenced in Section 10.01(a)(i), the Member whose action or inaction caused or resulted in the Material Breach; and (ii) in the case of an Event of Default referenced in Section 10.01(a)(ii), (iii) or (iv), the Member who is the subject of such court decree or order, has instituted such proceedings or filed such petitions, or is insolvent, etc. The “Non-Defaulting Member” is the Member that is not the Defaulting Member.

10.02 Rights Arising From an Event of Default. Upon the occurrence of an Event of Default, the Non-Defaulting Member shall have any and all rights and remedies available at law or in equity, including without limitation the right to refuse to make any further Additional Contributions.

ARTICLE XI.

INTENTIONALLY OMITTED

ARTICLE XII.

CALSTRS MATTERS

12.01 Exculpation.

(a) CalSTRS. The parties agree that no present or future Constituent of CalSTRS or CNP Investor shall have any personal liability, directly or indirectly, and recourse shall not be had against any such Constituent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with this Agreement. TPGA hereby waives and releases any and all such personal liability and recourse. In addition, TPGA agrees that all persons dealing with CalSTRS or CNP Investor must look solely to (i) CalSTRS Interest in CNP Investor for the enforcement of any claims against or liability of CalSTRS, and (ii) CNP Investor’s Interest in the Company for the enforcement of any claims against or liability of CNP Investor. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to CalSTRS and CNP Investor provided by Law or in any other contract, agreement or instrument.

(b) TPGA. The parties agree that no present or future Constituent of TPGA shall have any personal liability, directly or indirectly, and recourse shall not be had against any such Constituent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with this Agreement. CNP Investor hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to TPGA provided by Law or in any other contract, agreement or instrument.

12.02 Role of CCN.

(a) The parties to this agreement acknowledge and agree that Cox, Castle & Nicholson LLP (“CCN”) has represented and will represent only CNP Investor and CalSTRS in connection with this Agreement. CCN will not and does not represent any other person or entity concerning this Agreement.

(b) Specifically, no attorney/client relationship exists or will exist between CCN, on one hand, and TPGA, TPGLP or any of TPGLP’s Affiliates, on the other hand, concerning this Agreement, and CCN shall have no duties to TPGA or to TPGLP or any of its Affiliates with respect to this Agreement. TPGA covenants and agrees that in no event may TPGA or TPGLP or any of its Affiliates seek to disqualify CCN from any matter on the ground that CCN undertook duties to TPGA or to TPGLP or any of its Affiliates based upon CCN’s representation of CNP Investor and CalSTRS with respect to this Agreement.

(c) The parties to this agreement further acknowledge and agree that the Company, TPGA and the Title Holding Subsidiaries, or any of them, have engaged, and/or may in the future engage, CCN for advice or representation on matters in addition to this Agreement. The parties agree that in performing such services, CCN will not be deemed to undertake any relationship with, or duty to, any individual member of the Company or the Title Holding Subsidiaries and specifically that neither TPGLP nor any of its Affiliates shall be CCN’s client.

(d) TPGA covenants and agrees for itself and each of its Constituents and their respective Affiliates that in no event may TPGA or any of its Constituents or their respective Affiliates seek to disqualify CCN from any matter based on work CCN agrees to perform for CalSTRS, CNP Investor, the Company, or any of the Title Holding Subsidiaries. By way of example and not of limitation, in the event any dispute or controversy arises between TPGA, TPGLP or any of TPGLP’s Affiliates, on the one hand, and CalSTRS, CNP Investor, the Company, the Title Holding Subsidiaries or CalSTRS (or any of their Affiliates), on the other hand, then CCN may represent CNP Investor, the Company, the Title Holding Subsidiaries, CalSTRS, their Affiliate(s), or any of them, in any such dispute or controversy.

ARTICLE XIII.

MISCELLANEOUS

13.01 Notices and Approvals. Any notice, approval, consent, payment, demand, communication, authorization, delegation, recommendation, agreement, offer, report, statement or disclosure required or permitted to be given or made under this Agreement, whether or not expressly so stated, shall not be effective unless and until given or made in writing and shall deemed to have been duly given or made as of the following date (the “Effective Date”): (i) if delivered personally by courier or otherwise, then as of the date delivered or if delivery is refused, then as of the date presented; or (ii) if sent or mailed by certified U.S. mail, return receipt requested, or by Federal Express, Express Mail or other mail or courier service, then as of the date received. All such communications shall be addressed as follows (which address(es) for a party may be changed by that party from time to time by written notice to the other parties). No such communications to a party shall be effective unless and until deemed received at all address(es) for such party. E-mail addresses and facsimile numbers, if included, are for convenience only. No notice, approval, consent, demand or other communication delivered by e-mail or facsimile shall be of any force or effect unless and until also delivered in a manner otherwise authorized by this Section.

If to the Company:	To its principal offices

If to TPGA:

TPGA, LLC

c/o Thomas Properties Group, L.P.

515 Flower Avenue, 6th Floor

Los Angeles, California 90071

Attention: Mr. James A. Thomas, Mr. John Sischo and

                          Paul S. Rutter, Esq.

Phone: (213) 613-1900

Fax: (213) 633-4760

With a copy to: Cox, Castle & Nicholson LLP 2049 Century Park East, Suite 2800 Los Angeles, California 90067 Attention: John H. Kuhl, Esq. Phone: (310) 284-2267 Fax: (310) 277-7889

If to CNP Investor:

CNP Investor, LLC

c/o Thomas Properties Group, L.P.

515 Flower Avenue, 6th Floor

Los Angeles, California 90071

Attention: Mr. James A. Thomas, Mr. John Sischo and

                          Paul S. Rutter, Esq.

Phone: (213) 613-1900

Fax: (213) 633-4760

And to: California State Teachers’ Retirement System 100 Waterfront Place Sacramento, California 95605 Attention: Michael J. Thompson and Timothy D. Schreck Phone: (415) 512-3501 Fax: (415) 512-3515

With a copy to: Cox, Castle & Nicholson LLP 2049 Century Park East, Suite 2800 Los Angeles, California 90067 Attention: John H. Kuhl, Esq. Phone: (310) 284-2267 Fax: (310) 277-7889

13.02 Statutes. Any reference herein to any Law, or any section or provision thereof, shall be deemed to include any future amendments thereto and any similar provisions of Law that may hereafter replace or be substituted for such provision, whether or not designated by the same title or number.

13.03 Cross-References. All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions within this Agreement.

13.04 Cumulative Remedies. No remedy conferred upon the Company or any Member in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but rather each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute, including without limitation the right to petition a court to have a receiver appointed to manage the Project.

13.05 Litigation Without Termination. Any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of breach of such party of this Agreement, or any agreement entered into in connection with this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company.

13.06 Successors and Assigns. This Agreement shall not be assigned or otherwise transferred (by operation of law or otherwise) by any Member except as is otherwise permitted hereby. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

13.07 Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by both Members.

13.08 Governing Law. Except as otherwise expressly provided, this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to choice of law principles which might indicate that the Law of some other jurisdiction should apply.

13.09 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. This Agreement shall not be construed against either Member but shall be construed as a whole, in accordance with its fair meaning, and as if prepared by both Members jointly.

13.10 No Obligation to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto to, any person or entity not a party to this Agreement.

13.11 Further Assurances. Each of the parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement.

13.12 Merger of Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, including without limitation, any term sheet or letter of intent, which shall be of no further force or effect upon execution of this Agreement by both Members. Nothing herein shall affect the rights and obligations of the KC Members with respect to the Company.

13.13 Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all Costs of Litigation incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder. In addition to the foregoing award of Costs of Litigation, the prevailing party shall also be entitled to recover its Cost of Litigation incurred in any post judgment proceedings to collect or enforce any judgment. This provision is separate and several and shall survive the merger of this Agreement or any such other document into any judgment on this Agreement or such document.

13.14 Time. Time is of the essence of this Agreement. For purposes of this Agreement “business day” shall mean any day other than a Saturday, Sunday, California State or national holiday or other day on which commercial banks in California are generally not open for business. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run to and include the next day which is a business day.

13.15 Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

13.16 No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and executed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

13.17 Legal Representation. Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement. Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Agreement. Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

13.18 Appendices, Schedules and Exhibits. All references in this Agreement to exhibits and schedules shall, unless otherwise expressly provided, be deemed to be references to the appendices, exhibits and schedules attached to this Agreement. All such appendices, exhibits and schedules attached hereto are incorporated into and made a part of this Agreement as though fully set forth herein.

13.19 Provisions Governing Actions for Indemnity. The following provisions govern actions for indemnity under this Agreement or any document or instrument executed pursuant to this Agreement. The indemnitor shall be responsible for any costs, expenses, judgments, damages, liability and losses incurred by the indemnitee with respect to any and all indemnified claims, and the indemnitor, at the indemnitor’s sole cost and expense, shall assume the defense of any and all indemnified claims, with counsel reasonably acceptable to the indemnitee; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential conflicting interests between such indemnitee and any other party represented in such proceeding by counsel retained by the indemnitor. Any delay by the indemnitee in delivering written notice to the indemnitor after indemnitee receives notice of an indemnified claim shall not relieve the indemnitor of any liability to the indemnitee unless, and then only to the extent that, such delay is actually prejudicial to the indemnitor’s ability to defend such action, and the failure to deliver written notice to the indemnitor will not relieve the indemnitor of any other liability that it may have to any indemnitee. The settlement of a claim without the prior written consent of the indemnitor shall not release the indemnitor from liability with respect to such claim if the indemnitor has unreasonably withheld consent to such settlement or has failed to provide or pay for a defense thereof as provided herein. All fees, costs and expenses to be paid by indemnitor hereunder shall be made on a “paid as incurred” basis within thirty (30) days of the indemnitor’s receipt of a statement or invoice therefor. Should the indemnitor object to any such fees, costs or expenses the indemnitor shall nevertheless pay such fees, costs and expenses within said thirty (30) days which payment, if expressly stated in writing at the time of such payment to be “under protest”, shall not prejudice the indemnitor’s right to subsequently object to such fee, cost or expense paid under protest.

13.20 Signer’s Warranty. Each individual executing this Agreement on behalf of an entity hereby represents and warrants to the other party or parties to this Agreement that (i) such individual has been duly and validly authorized to execute and deliver this Agreement and any and all other documents contemplated by this Agreement on behalf of such entity; and (ii) this Agreement and all documents executed by such individual on behalf of such entity pursuant to this Agreement are and will be duly authorized, executed and delivered by such entity and are and will be legal, valid and binding obligations of such entity.

13.21 No Offer or Binding Contract. The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be a legally binding contract or an offer to enter into a legally binding contract. The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Members have fully executed and delivered this Agreement.

[signatures begin on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Liability Company Agreement of TPG Plaza Investments LLC effective as of the day and year first above written.

“CNP Investor”
CNP INVESTOR, LLC, a Delaware limited liability company

	By:	California State Teachers’ Retirement System, a public entity, its sole member

By:

(Print Name and Title)

“TPGA”	TPGA, LLC, a Delaware limited liability company

	By:	TPG/CalSTRS, LLC, a Delaware limited liability company, its Managing Member

		By:	Thomas Properties Group, L.P., a Maryland limited partnership, its Managing Member

			By:	Thomas Properties Group, Inc., a Delaware corporation, General Partner

By:

(Print Name and Title)

S-1

EXHIBIT A

DEFINITIONS

“Additional Contribution” is defined in Section 4.02.

“Adjusted Book Basis” is defined in Exhibit C.

“Adjusted Book Capital Account” is defined in Exhibit C.

“Adjustment Amount” is defined in Section 4.03(a)(ii).

“Affiliate” means, with reference to a specified Person (provided, however, that in no event shall the Company be deemed an Affiliate of any Member nor shall CalSTRS or CNP Investor be deemed an Affiliate of TPGI or any of its Affiliates, including TPGLP):

(a) a Person that, directly or indirectly, through one or more intermediaries, has control of, is controlled by or is under common control with, the specified Person; or

(b) any Person that is an officer, director, controlling shareholder, general partner, managing member or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, controlling shareholder, general partner, managing member or trustee, or serves in a similar capacity.

(c) with respect to TPGLP, any Constituent thereof and any Key Individual.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of TPG Plaza Investments, LLC, including all Exhibits, as it may be amended.

“Amended CNP Investor LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of CNP Investor, LLC, to be effective upon consummation of the option provided for under the Option Agreement (as defined in the Master Agreement).

“Annual Plan” shall have the meaning ascribed thereto in the TPG/CalSTRS LLC Agreement.

“Anticipated COD Income” is defined in Exhibit C.

“Available Cash” means the amount, if any, by which (a) the sum of (i) all cash receipts of the Company prior to any applicable determination date (including without limitation all cash receipts realized from operations of the Company, but excluding however all Capital Proceeds), plus (ii) the amount of any reduction in reserves; exceeds (b) the sum of (i) all cash disbursements of the Company prior to such determination date (including without limitation all costs and expenses of the Company and all distributions to the Members in their capacities as such, but excluding any Capital Proceeds), plus (ii) the amount of any increase in reserves (including, without limitation, any reserve for capital expenditures and/or development of the Project) for anticipated cash disbursements provided for in the then applicable Annual Plan or otherwise determined by the Manager.

Exhibit A – 1

“Book Basis” is defined in Exhibit C.

“Book Capital Account” is defined in Exhibit C.

“Book Depreciation” is defined in Exhibit C.

“Book Gain or Loss” is defined in Exhibit C.

“CalSTRS” means California State Teachers’ Retirement System, a public entity, and its permitted successors and assigns.

“Capital Proceeds” means the amount, if any, by which the sum of all cash receipts of the Company realized prior to any applicable determination date from capital contributions or the sale, financing and/or refinancing of the Company or its assets exceeds the sum of (a) all cash disbursements of the Company made prior to such determination date related to any such sale, financing or refinancing transaction, plus (b) the amount of any increase in capital reserves (including, without limitation, any reserve for capital expenditures and/or development of the Project) for anticipated capital requirements provided for in the then applicable Annual Plan or otherwise determined by the Manager.

“Cash Shortfall” is defined in Exhibit C.

“CNP Investor” means CNP Investor, LLC, a Delaware limited liability company.

“COD” is defined in Exhibit C.

“Code” is defined in Exhibit C.

“Company” means the limited liability company governed by this Agreement.

“Company Minimum Gain” is defined in Exhibit C.

“Constituent” means, with respect to any Person, such Person’s board members, officers, directors, shareholders, partners, members, retirants, beneficiaries, trustees, agents, employees, internal investment contractors, representatives, Affiliates and, with respect to TPGA, the Key Individuals.

“Contributing Member” is defined in Section 4.03(a).

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Defaulting Member” is defined in Section 10.01(b).

“Delaware Act” means the Delaware Limited Liability Company Act (6 De1.C. § 18-101, et seq.), as hereafter amended from time to time.

Exhibit A – 2

“Due Care” shall mean to act in good faith, in the best interests of the Company, within the scope of one’s authority, with the care, skill and diligence (including diligent inquiry) under the circumstances then prevailing that a prudent real estate professional experienced in such matters would use and otherwise in accordance and compliance with the standards set forth in California Education Code Sections 22250 through 22257.

“Economic Risk of Loss” is defined in Exhibit C.

“Education Code” means Title I, Division 1, Parts 13 and 14 of the California Education Code, Sections 22000, et seq., as amended.

“Effective Date” is defined in Section 13.01.

“Event of Default” is defined in Section 10.01.

“Fiscal Year” is defined in Exhibit C.

“Income Tax Regulations” is defined in Exhibit C.

“Initial Book Capital Account” is defined in Exhibit C.

“Initial Contribution” is defined in Section 4.01.

“Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the management, information, allocations, distributions and capital of the Company, and any and all other interests in the Company, in accordance with the provisions of this Agreement and the Delaware Act.

“Key Individuals” means James A. Thomas and John R. Sischo (or any replacement for any of them approved pursuant to the preceding definition), collectively; the term “Key Individual” means any one (1) of the Key Individuals.

“Latest Distributions” means the aggregate of the latest in time distributions made by the Company to the Members pursuant to Article VI or IX which have not been previously called pursuant to Section 2.06(d) and which totals the aggregate amount of distributions being recalled pursuant to Section 2.06(d).

“Laws” means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders, judicial decisions, common law and other governmental, quasi-governmental and utility company requirements (including those relating to labor and employment, the environment, health and safety, or handicapped persons).

“Losses” is defined in Exhibit C.

“Manager” is defined in Section 2.02(a).

“Master Agreement” is defined in Recital D.

Exhibit A – 3

“Material Breach” means any breach or default by a Member (including without limitation TPGA in its capacity as Manager) of any material covenant, duty, obligation, representation or warranty under this Agreement and/or any exhibit hereto; provided, however, that in any such instance, prior to such breach or default being deemed a Material Breach, such Member (a) shall have received written notice from the other Member of such breach or default; and (b) shall have (i) failed to cure or remedy such breach or default within ten (10) business days following the Effective Date of such notice, in the event of a failure to contribute capital, or thirty (30) days following the Effective Date of such notice in the event of any other breach or default; or (ii) if such breach or default does not consist of the failure to contribute capital or otherwise pay money and is not curable within such thirty (30) days, failed to commence such cure within such thirty (30) days or failed to diligently and continuously pursue such a cure or remedy thereafter and in any event failed to fully cure or remedy such breach or default within ninety (90) days of the Effective Date of such notice.

“Member Nonrecourse Debt” is defined in Exhibit C.

“Member Nonrecourse Debt Minimum Gain” is defined in Exhibit C.

“Member Nonrecourse Deductions” is defined in Exhibit C.

“Members” means CNP Investor and TPGA, collectively; “Member” means any one (1) of the Members.

“Member Withholding Law” is defined in Exhibit C.

“Non-Defaulting Member” is defined in Section 10.01(b).

“Nonrecourse Deductions” is defined in Exhibit C.

“Nonrecourse Liability” is defined in Exhibit C.

“Permitted Transferee” is defined in Section 8.01.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Percentage Interest” means the percentage interest that a Member owns in the profits, losses, capital and distributions of the Company. The current Percentage Interest of each Member is set forth on Exhibit B. Upon the admission of additional Members or other change in the Percentage Interests of the Members, Exhibit B shall be updated to include the then effective Percentage Interest of each Member of the Company.

“Prior Agreement” is defined in Recital B.

“Profits” is defined in Exhibit C.

“Project” is defined in Section 1.03.

Exhibit A – 4

“Recapture” is defined in Exhibit C.

“Refund Amount” is defined in Section 4.03(a)(i).

“Regulatory Allocations” is defined in Exhibit C.

“Required Member Withholding” is defined in Exhibit C.

“Section 704(c) Property” is defined in Exhibit C.

“Sixth Amendment” means that certain Sixth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC dated as of February 19, 2010.

“Shortfall Amount” is defined in Section 4.03(a).

“Tax Depreciation” is defined in Exhibit C.

“Tax Gain or Loss” is defined in Exhibit C.

“Tax Matters Member” is defined in Exhibit C.

“Title Holding Subsidiary” shall have the meaning ascribed thereto in the TPG/CalSTRS LLC Agreement.

“TPGA” means TPGA, LLC, a Delaware limited liability company and its permitted successors and assigns.

“TPG/CalSTRS” means TPG/CalSTRS, LLC, a Delaware limited liability company.

“TPG/CalSTRS LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement dated as of October 13, 2004, by and between CalSTRS and TPGA, as amended by the following amendments and any further amendments entered into from time to time: First Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of June 8, 2006; Second Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of May 25, 2007; Third Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of February 1, 2008; Fourth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of November 5, 2008; Fifth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC, dated as of October 30, 2009; and the Sixth Amendment.

“TPGI” means Thomas Properties Group, Inc., a Delaware corporation.

“TPGLP” means Thomas Properties Group, L.P., a Maryland limited partnership and its permitted successors and assigns.

“Transfer” means any sale, exchange, assignment, disposition, pledge, hypothecation, encumbrance, other grant of a security interest, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer, including transfer to a receiver, levying creditor, trustee or

Exhibit A – 5

receiver in bankruptcy or a general assignment for the benefit of creditors, whether direct or indirect, for value or no value, or voluntary or involuntary (including by operation of law or other legal or equitable proceedings). The following shall also be deemed a “Transfer”: (a) any change in ownership of any corporation, partnership, limited liability company or other entity that results in ten percent (10%) or more of the direct or indirect ownership interests in a Member having been Transferred since the time it became a Member or which results in the effective control of a Member being vested in persons other than, or in addition to, the persons who effectively controlled such Member at the time it became a Member; and (b) any dissolution of any corporation, partnership, limited liability company or other entity, or any acquisition, merger or consolidation of any corporation, partnership, limited liability company or other entity by or with another Person.

“Transfer Effective Date” is defined in Exhibit C.

Exhibit A – 6

EXHIBIT B

CAPITAL CONTRIBUTIONS AND

PERCENTAGE INTERESTS OF THE MEMBERS

Members	Capital Contributions	Percentage Interests
CNP Investor	$219,074,789	68.25%
TPGA	$101,931,777	31.75%

Exhibit B – 1

EXHIBIT C

TAX AND ACCOUNTING MATTERS

Exhibit C – 1

EXHIBIT C

TAX AND ACCOUNTING MATTERS

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

TPG PLAZA INVESTMENTS, LLC

ARTICLE I

CAPITAL ACCOUNTS

Section 1.1 Maintenance of Capital Accounts; General Rules. A separate “Book Capital Account” (as defined in Section 1.2 of this Exhibit) shall be maintained for each Member in accordance with the provisions of this Article I.

Section 1.2 Book Capital Accounts. A capital account (the “Book Capital Account”) for each Member shall be maintained at all times during the term of the Company in accordance with this Section 1.2 and the capital accounting rules set forth in Section 1.704-1(b)(2)(iv) of the Income Tax Regulations, as the same may be amended from time to time (“Income Tax Regulations”). The Company shall make all adjustments required by said Section 1.704-1(b)(2)(iv), including the adjustments contained in Section 1.704-1(b)(2)(iv)(g) of the Income Tax Regulations (relating to “Section 704(c) Property”, as defined in Section 2.3B(1) of this Exhibit). In the event that at any time during the term of the Company it shall be determined that the Book Capital Accounts shall not have been maintained as required by this Section 1.2, then said accounts shall be retroactively adjusted so that the same shall conform to this Section 1.2.

A. Initial Book Basis of Property of the Company. As used herein, “Book Basis” of an item of property of the Company means the adjusted basis of such item as reflected in the books of the Company, determined and maintained in accordance with the capital accounting rules contained in Section 1.704-1(b)(2)(iv) of the Income Tax Regulations.

B. Initial Book Capital Accounts. Prior to the transaction described in Recital “D” of the Agreement and Section 4.01(b) of the Agreement, the Company has been treated as a “partnership”, within the meaning of Section 301.7701-3 of the Income Tax Regulations, comprised of TPGA and the KC Members. The “Initial Book Capital Account” of TPGA and the KC Members as of the date of the Agreement shall be equal to each such Member’s Book Capital Account as it existed immediately following the transaction described in Recital “D” of the Agreement and Section 4.01(b) of the Agreement and after the application of Section 2.9A of this Appendix. The Initial Book Capital Account of CNP Investor shall be equal to its total Capital Contribution under Section 4.01(c) of the Agreement, which the Members agree is the fair market value of CNP Investor’s contribution.

C. Optional Revaluations of Property of the Company. The Company will not make the election to revalue property of the Company permitted under Section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations except as determined by the Manager.

D. Determination of Book Items. Consistent with the provisions of Section 1.704-1(b)(2)(iv)(g)(3) of the Income Tax Regulations: (1) “Book Depreciation” (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable to the Company with respect to an item of property of the Company, determined in the manner hereinafter set forth) for each item of property of the Company shall be the amount that bears the same relationship to the “Adjusted Book Basis” (which means, with respect to an item of property of the Company, the Book Basis of such item as the same may be adjusted from time to time by Book Depreciation allowable with respect to such item of property of the Company) of such item of property of the Company as the Tax Depreciation (as defined in Section 2.3A of this Exhibit) with respect to such item of property of the Company for such year bears to the “adjusted basis” (within the meaning of Section 1011(a) of the Internal Revenue Code of 1986, as amended [the “Code”]) of such item of property of the Company; and (2) “Book Gain or Loss” shall be the gain or loss recognized by the Company from the sale or other disposition of property of the Company (such gain or loss determined by reference to the Adjusted Book Basis, and not the adjusted tax basis, of such property to the Company). If an item of property of the Company shall have an “adjusted basis” (as defined in the preceding sentence) equal to zero, Book Depreciation shall be determined under a reasonable method, which method shall be selected by the Manager.

E. Book Adjustments on Distributions. With respect to all distributions of property of the Company to the Members, the Company shall comply with the provisions contained in Section 1.704-1(b)(2)(iv)(e) of the Income Tax Regulations (relating to adjustments to the Members’ Book Capital Accounts in connection with such distributions) and all allocations and adjustments made in connection therewith shall be in accordance with Article II of this Exhibit.

F. Purpose of Book Capital Accounts. Book Capital Accounts shall not govern distributions by the Company to the Members, it being the understanding that Book Capital Accounts shall be maintained solely to assist the Company in allocating items of income, gain, loss, deduction and credit among the Members for Federal and applicable state income tax purposes. The provisions of this Exhibit are intended to effect an allocation of tax items of the Company that are in accordance with the Members’ “interests in the partnership” (i.e., the Company) within the meaning of Section 1.704-1(b)(3) of the Income Tax Regulations by utilizing the principles of allocation contained in Section 1.704-1(b)(2)(iv) of the Income Tax Regulations and Section 1.704-2 of the Income Tax Regulations with respect to maintenance of capital accounts and allocations, and shall be interpreted and applied accordingly. For purposes of applying the provisions of this Exhibit, it shall be assumed that the Company satisfies the requirements of Section 1.704-1(b)(2)(ii)(b)(2) and (3) of the Income Tax Regulations, notwithstanding that the Company does not satisfy such requirements.

ARTICLE II

ALLOCATION OF INCOME, LOSSES AND DEDUCTIONS

FOR BOOK AND TAX PURPOSES

Section 2.1 Profits and Losses. The “Profits” or “Losses” of the Company (which means the Company’s taxable income or loss, respectively, as calculated in accordance with Section 703(a) of the Code [with, however, (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code being included in such taxable income or loss, (ii) any income and gain that is exempt from tax, and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations) being included in such Profits or Losses, (iii) items of Book Depreciation (and not Tax Depreciation [as defined in Section 2.3A of this Exhibit]) that are not Nonrecourse Deductions (as defined in Section 2.4C of this Exhibit) being included in calculating such Profits or Losses, and (iv) Book Gain or Loss (and not Tax Gain or Loss [as defined in Section 2.3B of this Exhibit]) being included in calculating such Profits or Losses], but excluding in such calculation the amounts allocated under Sections 2.3, 2.4, 2.5, 2.7 and 2.8 of this Exhibit) for each Fiscal Year of the Company, shall be allocated to the Members in the following order and priority:

A. Profits. Subject to Section 2.7 of this Exhibit, if there shall be Profits for such Fiscal Year, such Profits shall be allocated among the Members as follows:

(1) first, to the Members to cause, to the extent possible, their respective relative “Modified Book Capital Account” (as hereinafter defined) balances to be proportional to their then respective Percentage Interests. For these purposes, a Member’s “Modified Book Capital Account” shall be equal to such Member’s Adjusted Capital Account: (i) increased by the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain; and (ii) decreased by the amounts remaining to be distributed to such Member pursuant to Section 6.01 hereof; and

(2) the balance, if any, to the Members in accordance with their then respective Percentage Interests.

B. Losses. Subject to Section 2.7 of this Exhibit, if there shall be Losses for such Fiscal Year, such Losses shall be allocated among the Members as follows:

(1) first, to the Members to cause, to the extent possible, their respective relative Modified Book Capital Account (as defined in Section 2.1A(1) of this Exhibit) balances to be in proportion to their then respective Percentage Interests; and

(2) the balance, if any, to the Members, in proportion to their then respective Percentage Interests.

Section 2.2 Intentionally Omitted.

Section 2.3 Tax Allocations.

A. Allocation of Tax Depreciation. Except to the extent required by Section 704(c) of the Code or the regulations promulgated thereunder, “Tax Depreciation” for each Fiscal Year of the Company (which means the depreciation, depletion or amortization deduction or allowance that shall be allowable for Federal income tax purposes to the Company with respect to an item of property of the Company) shall be allocated to the Members in the same manner that Book Depreciation shall have been allocated to the Members pursuant to Section 2.1 of this Exhibit.

B. Tax Gain or Loss. The gain or loss for Federal income tax purposes from the sale or other disposition of property of the Company (“Tax Gain or Loss”) for each Fiscal Year of the Company shall be allocated to the Members as provided in this Section 2.3. Tax gain or loss for purposes of this Section shall be calculated (1) without including any income from interest on any deferred portion of the sale price and (2) without including in the tax basis of the property of the Company any remaining special basis adjustment to property of the Company under Section 732(d) or 743 of the Code except to the extent that such special basis adjustment is allocated to the common basis of property of the Company under Section 1.734-2(b)(1) of the Income Tax Regulations. The Members agree that the tax effects of any special basis adjustment that is not included in the calculation of tax gain or loss in accordance with clause (2) of the preceding sentence shall be separately reflected in calculating the tax gain or loss of the Member or Members to whom such special basis adjustment relates.

(1) In General. In the case of “Section 704(c) Property” (as hereinafter defined), Tax Gain or Loss (as the case may be) shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property, as determined by the Manager. Any gain or loss in excess of the amount allocated pursuant to the preceding sentence (or, in the case of property which is not Section 704(c) Property, all Tax Gain or Loss) shall be allocated among all the Members in the same ratio that the book gain or loss with respect to such property is allocated in accordance with this Article II; provided, however, in the event that there is no book gain or loss, then any Tax Gain or Loss in excess of the amount allocated pursuant to the preceding sentence shall be allocated among the Members in accordance with Section 1.704-1(b)(3) of the Income Tax Regulations. As used herein, “Section 704(c) Property” means (i) each item of property of the Company which is contributed to the Company and to which Section 704(c) of the Code or Section 1.704-1(b)(2)(iv)(d) of the Income Tax Regulations applies, and (ii) each item of property of the Company which, as contemplated by Section 1.704-1(b)(4)(i) and other analogous provisions of the Income Tax Regulations, is governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code) by virtue of (a) an increase or decrease in the Book Capital Accounts of the Members to reflect a revaluation of property of the Company on the Company’s books as provided by Section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations,

(b) the fact that it constitutes a receivable, account payable, or other accrued but unpaid item which, under principles analogous to those applying to an item of property of the Company having an adjusted tax basis that differs from its Book Basis, is treated as an item of property described in Section 1.704-1(b)(2)(iv)(g)(2) of the Income Tax Regulations, or (c) any other provision of the Code or the Income Tax Regulations (including Section 1.704-1(b)(4)(i) of the Income Tax Regulations) as the same may from time to time be construed, to the extent that, and for so long as, such item of property of the Company continues to be governed by the principles of Section 704(c) of the Code (or principles analogous to the principles contained in Section 704(c) of the Code).

(2) Recapture Income. If, in the event of a gain on any sale, exchange or other disposition of property of the Company, all or a portion of such gain is characterized as ordinary income (“Recapture”) by virtue of the recapture rules of Section 1250 of the Code, Section 1245 of the Code or otherwise, then the Recapture shall be allocated between or among the Members in the same ratio that Tax Depreciation allowable with respect to such property of the Company had been allocated between or among them; provided, however, that under no circumstances shall there be allocated to any Member Recapture in excess of the gain allocated to such Member under subsection B of this Section above (and such excess shall be allocated instead between or among the Members as to which this proviso does not apply, in proportion to the gain allocated between or among them).

(3) Other Items Relating to Section 704(c) Property. Any item of income, gain, loss or deduction relating to an item of Section 704(c) Property shall be allocated in accordance with the requirements of Section 704(c) of the Code and the Income Tax Regulations thereunder and such other provisions of the Code as govern the treatment of Section 704(c) Property and the related book item shall be allocated in a manner consistent with the Income Tax Regulations promulgated under Section 704(b) of the Code, as determined by the Manager.

Section 2.4 Exceptions.

A. Limitations.

(1) General Limitation. Notwithstanding anything to the contrary contained in this Article II, no allocation shall be made to a Member which would cause such Member to have a deficit balance in its Adjusted Book Capital Account which exceeds the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain. If the limitation contained in the preceding sentence would apply to cause an item of loss or deduction to be unavailable for allocation to any Member, then such item of loss or deduction shall be allocated to the Member(s) who will not be subject to this limitation to the extent possible until such Member(s) become subject to this limitation. Any remaining amount of loss or deduction shall be allocated to the Members in proportion to their then respective Percentage Interests.

(2) Member Nonrecourse Deductions. Notwithstanding anything to the contrary contained in this Article II, any and all items of loss and deduction and any and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations) (collectively, “Member Nonrecourse Deductions”) that are (in accordance with the principles set forth in Section 1.704-2(i)(2) of the Income Tax Regulations) attributable to Member Nonrecourse Debt shall be allocated to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt. If more than one Member bears such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. If more than one Member bears such Economic Risk of Loss for different portions of a Member Nonrecourse Debt, each such portion shall be treated as a separate Member Nonrecourse Debt.

B. Minimum Gain Chargebacks.

(1) Company Minimum Gain. Except to the extent provided in Section 1.704-2(f)(2), (3), (4) and (5) of the Income Tax Regulations, if there is, for any Fiscal Year of the Company, a net decrease in Company Minimum Gain, there shall be allocated to each Member, before any other allocation pursuant to this Article II is made under Section 704(b) of the Code of Company items for such Fiscal Year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member’s share of the net decrease in Company Minimum Gain. A Member’s share of the net decrease in Company Minimum Gain is the amount of such total net decrease multiplied by the Member’s percentage share of the Company’s minimum gain at the end of the immediately preceding taxable year, determined in accordance with Section 1.704-2(g)(1) of the Income Tax Regulations. Items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2.4B(1) shall consist first of gains recognized from the disposition of items of property of the Company subject to one or more Nonrecourse Liabilities of the Company, and then of a pro rata portion of the other items of Company income and gain for that year.

(2) Member Nonrecourse Debt Minimum Gain. Except to the extent provided in Section 1.704-2(i)(4) of the Income Tax Regulations, if there is, for any Fiscal Year of the Company, a net decrease in Member Nonrecourse Debt Minimum Gain, there shall be allocated to each Member that has a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year before any other allocation pursuant to this Article II (other than an allocation required pursuant to Section 2.4B(1) of this Exhibit) is made under Section 704(b) of the Code of Company items for such Fiscal Year, items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member’s share of the net decrease in the Member Nonrecourse Debt

Minimum Gain. The determination of a Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be made in a manner consistent with the principles contained in Section 1.704-2(g)(1) of the Income Tax Regulations. The determination of which items of income and gain to be allocated pursuant to the foregoing provisions of this Section 2.4B(2) shall be made in a manner that is consistent with the principles contained in Section 1.704-2(f)(6) of the Income Tax Regulations.

C. Certain Defined Terms. For purposes of this Exhibit: (i) “Company Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Income Tax Regulations; (ii) “Member Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Income Tax Regulations; (iii) “Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(2) of the Income Tax Regulations; (iv) “Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Income Tax Regulations; (v) “Adjusted Book Capital Account” means the Book Capital Account of a Member reduced by any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Income Tax Regulations; (vi) “Economic Risk of Loss” shall have the meaning set forth in Section 1.752-2(b) through (l) of the Income Tax Regulations; (vii) “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Income Tax Regulations; and (viii) notwithstanding Section 7.04 of the Agreement, “Fiscal Year” shall mean the taxable year of the Company within the meaning of Section 441 of the Code, and as such taxable year is otherwise required by Section 706 of the Code.

Section 2.5 Qualified Income Offset. Notwithstanding anything to the contrary in this Exhibit, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Income Tax Regulations, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible the deficit balance (if any) in its Book Capital Account (in excess of the sum of such Member’s share of Member Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain) created by such adjustments, allocations or distributions. To the extent permitted by the Code and the Income Tax Regulations, any special allocations of items of income or gain pursuant to this Section 2.5 shall be taken into account in computing subsequent allocations of Profits or Losses pursuant to this Article II, so that the net amount of any items so allocated and the subsequent Profits or Losses allocated to the Members pursuant to this Article II shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of this Article II if such unexpected adjustments, allocations or distributions had not occurred.

Section 2.6 Members’ Interests in Company Profits for Purposes of Section 752. As permitted by Section 1.752-3(a)(3) of the Income Tax Regulations, the Members hereby specify that solely for purposes of determining their respective shares of excess Nonrecourse Liabilities of the Company, the Members’ respective shares of Company profits shall be their then respective Percentage Interests.

Section 2.7 Special Allocations. For each Fiscal Year of the Company, before any allocations of Profits or Losses shall be made to the Members pursuant to Section 2.1, the following special allocation shall first be made: Nonrecourse Deductions shall be allocated among the Members in proportion to their then respective Percentage Interests.

Section 2.8 Curative Allocations. The special allocations in Sections 2.4A(2), 2.4B, 2.5 and 2.7 of this Exhibit (the “Regulatory Allocations”) are intended to comply with certain requirements of the Income Tax Regulations and shall be interpreted consistently therewith. The Regulatory Allocations may effect results which would be inconsistent with the allocations set forth in Section 2.1 above. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset by other Regulatory Allocations or special allocations of other items of income, gain, loss and deduction pursuant to this Section 2.8. The Manager (based on the advice of the Company’s auditors or tax counsel) shall make appropriate special curative allocations of items of income, gain, loss and deduction so that, after such offsetting allocations shall have been made, each Member’s Book Capital Account balance is, to the extent possible, equal to the Book Capital Account balance such Member would have had if the distortions resulting from any required Regulatory Allocations had not occurred. In exercising discretion under this Section 2.8, the Manager shall take into account future Regulatory Allocations under Sections 2.4B and 2.5 of this Exhibit that, although not yet made, are likely to offset other allocations previously made under Sections 2.4A(2), 2.5 and 2.7 of this Exhibit.

Section 2.9 Special Provisions Related to COD Income.

A. Allocation of COD Income. Any income or gain (including, without limitation, any cancellation of indebtedness (“COD”) income) recognized by the Company and resulting from the contribution transaction described in the Recital “D” to the Agreement and/or Section 4.01(b) of the Agreement shall be treated for income tax purposes as resulting and being recognized immediately prior to the date of such transaction and shall be allocated solely and entirely to the Members of the Company as it was comprised immediately prior to that date. Without limiting the generality of the foregoing, no such income or gain shall under any circumstance be allocated to CNP Investor. In addition, under no circumstance shall any COD income arising from the purchase of the Mezzanine Loans described in Recital C of the Sixth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC be allocated to CNP Investor.

B. Election Under Section 108(i) of the Code. The Members recognize and agree that the transactions described in Recital C of the Sixth Amendment to Second Amended and Restated Operating Agreement of TPG/CalSTRS, LLC (the “Sixth Amendment”) will result in the recognition of COD income by the Company in accordance with the provisions of Section 108(e)(4) of the Code (“Anticipated COD Income”). The Members further agree that any Anticipated COD Income will be handled in accordance with Section 4 of the Sixth Amendment.

ARTICLE III

WITHHOLDING MATTERS

The Members shall comply with the requirements contained in the Code and comparable tax laws of any state in which the Company is engaged in business regarding tax withholding on income that is allocated to, or distributions made to, Members who are non-U.S. persons and/or nonresidents of a particular state or jurisdiction (the “Member Withholding Law”). The Manager is hereby authorized and directed by each Member to withhold from the distributions or other amounts payable to such Member under the Agreement such amount or amounts (“Required Member Withholding”) as it reasonably determines is required by the Member Withholding Law, and to remit the Required Member Withholding to the Internal Revenue Service and/or such other applicable state taxing agency at such time or times as may from time to time be required by the relevant taxing authority. If the Manager determines at any time that the Required Member Withholding with respect to a particular Member exceeds the amount of distributions or other amounts payable to such Member at such time (a “Cash Shortfall”), the Member in question shall immediately make a cash contribution to the Company equal to the amount of such Cash Shortfall, which the Manager shall use to effectuate the Required Member Withholding. The amount of the Cash Shortfall so contributed shall not be treated as a capital contribution for purposes of the Agreement and the associated remittance to the taxing authority shall not be treated as a distribution for purposes of the Agreement. When remitting the Required Member Withholding, the Manager shall inform the relevant taxing authority of the name and tax identification number of the Member for whose account such Required Member Withholding is being made.

ARTICLE IV

LIQUIDATING DISTRIBUTIONS; NO DEFICIT FUNDING OBLIGATION

Upon liquidation of the assets of the Company, the net proceeds of such liquidation shall be applied as set forth in Section 6.01 of the Agreement. Notwithstanding anything to the contrary contained in this Exhibit or in the Agreement, no Member having a negative balance in its Book Capital Account shall have any obligation to the Company or to any other Member to restore its Book Capital Account to zero.

ARTICLE V

ORDER OF APPLICATION

For purposes of this Exhibit, the following provisions set forth in the Agreement and this Exhibit shall be applied in the following order:

A. Sections 6.01 and 9.02 of the Agreement relating to distributions.

B. Section 2.4A(1) of this Exhibit relating to general limitations.

C. Section 2.4A(2) of this Exhibit relating to Member Nonrecourse Deductions.

D. Section 2.4B(1) of this Exhibit relating to chargebacks of Company Minimum Gain.

E. Section 2.4B(2) of this Exhibit relating to chargebacks of Member Nonrecourse Debt Minimum Gain.

F. Section 2.5 of this Exhibit relating to Qualified Income Offset.

G. Section 2.7 of this Exhibit relating to Special Allocations.

H. Sections 2.1 and 2.8 of this Exhibit relating to, respectively, allocations of Profits and Losses and Curative Allocations shall be applied at the same time.

These provisions shall be applied as if all contributions, distributions and allocations with respect to a given Fiscal Year were made at the end of the Company’s Fiscal Year. Where any provision depends on the Book Capital Account of any Member, such Book Capital Account shall be determined after the application of all preceding provisions for the year.

ARTICLE VI

CLOSING OF COMPANY BOOKS IN CONNECTION WITH ADMISSION OF NEW

MEMBER OR TRANSFER OF MEMBER’S INTEREST

Upon the effective date (the “Transfer Effective Date”) of the admission of a new Member into the Company or of a valid transfer of all or part of a Member’s interest in the Company pursuant to the Agreement, the books of the Company shall be closed in accordance with Section 706(d) of the Code, and consistent therewith: (X) items of income, deduction, gain, loss and/or credit of the Company that are recognized prior to the Transfer Effective Date shall be allocated among those persons or entities who were Members in the Company prior to the Transfer Effective Date; and (Y) items of income, deduction, gain, loss and/or credit of the Company that are recognized after the Transfer Effective Date shall be allocated among the persons or entities who were Members after the Transfer Effective Date.

ARTICLE VII

TAX MATTERS MEMBER

TPGA shall initially be the “tax matters partner” of the Company as such term is defined in Section 6231(a)(7) of Code (the “Tax Matters Member”) and it shall serve as such with all powers granted to a tax matters partner under the Code as may be limited by the Agreement and this Exhibit. Each Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service, or any relevant state or local taxing authority, concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Company’s Federal income tax return, or any relevant state or local income tax return. The Tax Matters Member shall furnish each Member with status reports regarding any negotiation between any taxing authority (Federal, state or local) and the Company. The Tax Matters Member shall not enter into any settlement with any taxing authority (Federal, state or local), or extend the statute of limitations, on behalf of the Company or the Members without the approval of the Majority of Members, except as may otherwise be provided in the Agreement. This provision shall survive any termination of the Agreement.

EXHIBIT D

REPORTS

1.01 Company Interim Reports.

(a) Within thirty (30) days of the end of each calendar quarter, Manager shall deliver to CNP Investor the following reports for the quarter then ended all in form satisfactory to CNP Investor:

(i) A financial statement of the Company including a balance sheet, an income and expense statement, a statement of cash flow, a statement of sources and applications of funds and a statement of Member’s capital, all prepared according to generally accepted accounting principles consistently applied.

(ii) A copy of the then current bank statement for each of the Company’s accounts together with a reconciliation thereof to the Company’s books.

(b) Any other reports and information required pursuant to Section 7.05 of this Agreement and Article VII of Exhibit C.

(c) Any other information with respect to the Company or the Project reasonably requested by CNP Investor.

1.02 Company Fiscal Year End Reports. In the Manager’s discretion, the Manager shall cause the Company’s accountants to prepare at the expense of the Company draft audited financial statements of the Company, prepared in accordance with generally accepted accounting principles, in sufficient detail to give a reasonable picture of the status and operations of the Company and the Book Capital Accounts of the Members. Such statements shall be submitted to, and shall be subject to the review and approval of, TPGA and CNP Investor. CNP Investor shall be entitled to submit such statements to CNP Investor’s own consultants and/or accountants for review and approval. The costs of such review by CNP Investor’s consultants and/or accountants, and the costs of any revisions or supplements to such statements or additional reviews or audits made by the Company’s accountants as required by CNP Investor’s consultants and/or accountants, shall be Company expenses. The Manager shall use diligent efforts to cause the Company’s accountants to comply with the requests and requirements of CNP Investor’s consultants and/or accountants. If so requested, the Manager shall use diligent efforts to cause the Company’s accountants to prepare the final audited financial statements of the Company within ninety (90) days after the end of each fiscal year of the Company. The audited financial statements shall include a balance sheet, an income statement, statements of cash flow, a statement of sources and applications of funds, statement of member’s capital and such other statements and reports as CNP Investor may reasonably request, in form satisfactory to CNP Investor and CNP Investor’s accountants.

1.04 Other Reports. The Manager shall also cause to be prepared and delivered in a timely manner any and all reports, statements, books, records, and budgets required to be prepared or delivered by or pursuant to any loan documents, any other agreements to which the Company is a party or bound, any Law, or any governmental or quasi-governmental body or agency. Copies of all such documents shall be provided to all Members.

Exhibit D – 1

1.05 Reporting Standards. All such reports and other items shall be prepared and presented in accordance with modified generally accepted accounting principles (GAAP) as defined in the National Council of Real Estate Investment Fiduciaries (NCREIF) Market Value Accounting Policy Manual and other standards required by CalSTRS of its real estate investment advisors.

Exhibit D – 2

EXHIBIT E

CERTAIN MANAGEMENT PROVISIONS

1.01 No Meetings. No meetings of the Members shall be required.

1.10 Execution of Documents. All contracts, agreements and other documents or instruments affecting or relating to the business and affairs of the Company may be executed on the Company’s behalf by the Manager; provided however, that the Manager may delegate in writing such authority to such authorized person(s) as may be designated by the Manager.

1.11 Delegation and Officers. Nothing contained herein shall be construed as prohibiting the Manager from delegating responsibility for any of the Manager’s decisions to any Member, officer, or other representative or agent of the Company. The Manager may, from time to time, designate officers of the Company, may assign titles (including, without limitation, chief executive officer, president, vice-president, secretary and/or treasurer) to any such officer, and may, subject to the duties and authority conferred upon Manager pursuant to this Agreement, delegate to such officers such authority and duties as the Manager may deem advisable. Unless the Manager otherwise determines, if the title assigned to an officer of the Company is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, then the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Any number of titles may be held by the same officer. Any officer to whom a delegation is made shall serve in the capacity delegated unless and until such delegation is revoked by the Manager for any reason or no reason whatsoever, with or without cause, or such officer resigns.

Exhibit E – 1

EXHIBIT F

INTENTIONALLY OMITTED

[see attached]

Exhibit F

EXHIBIT G

FORM OF LOAN TERMINATION AGREEMENT

(SENIOR MEZZANINE)

[see attached]

Exhibit G

LOAN TERMINATION AGREEMENT

(Senior Mezzanine Loan)

THIS LOAN TERMINATION AGREEMENT (this “Termination Agreement”), dated as of ______________, 2010 (the “Termination Date”), is entered into by and between 515/555 FLOWER MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company (“Borrower”), and CNP INVESTOR, LLC, a Delaware limited liability company (“Lender”), with respect to the following:

RECITALS

A. Borrower and Citigroup Capital Markets Realty Corp., a New York corporation (as predecessor in interest to Lender) are parties to that certain Amended and Restated Loan Agreement dated as of October 27, 2006 (as amended or modified from time to time, the “Loan Agreement”). Initially capitalized words or terms used but not defined in this Termination Agreement shall have the meanings assigned to such words or terms in the Loan Agreement.

B. In connection with the transactions contemplated by that certain Master Agreement for Debt and Equity Restructure of City National Plaza (the “Master Agreement”) dated as of February     , 2010, Borrower and Lender have agreed to terminate the Loan Documents on the terms, and subject to the conditions, set forth herein.

C. This Termination Agreement is the Loan Termination Agreement (Senior Mezzanine Loan) referenced in Section 3.2.3 of the Master Agreement.

AGREEMENT

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Loan Documents. As of the Termination Date, the Loan Documents are terminated in their entirety, and shall be of no further force or effect. As of the Termination Date, Lender releases, reconveys and otherwise terminates all liens encumbering the Collateral in favor of Lender (collectively the “Liens”). Lender agrees to execute such documentation as is reasonably requested by Borrower to evidence the termination of the Loan Documents and such release, reconveyance and/or termination of the Liens.

2. Waiver and Release. Borrower and Lender waive and release the other party from any and all claims, actions and causes of action, whether known or unknown and whether in law or in equity, that the waiving and releasing party may have against the other party arising out of, or in connection with, the Loan, the Loan Documents or the Collateral.

In furtherance of the foregoing, Borrower and Lender acknowledge, by initialling in the spaces provided below, that they have read and understand, and are waiving their rights under, Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Borrower Initials	Lender Initials

3. Governing Law. This Termination Agreement, and the rights of the parties hereto, shall be governed by, and construed under, the laws of the State of New York.

4. Counterparts. This Termination Agreement may be executed in one or more duplicate counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

5. Integration. This Termination Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes, in all respects, all other communications between or among such parties, whether oral or written.

(Remainder of page intentionally left blank,

signatures appear on following page)

IN WITNESS WHEREOF, this Loan Termination Agreement is executed as of the day and year first above written.

BORROWER:	515/555 FLOWER MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company

By:
Name:
Title:

LENDER:	CNP INVESTOR, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT H

FORM OF LOAN TERMINATION AGREEMENT

(JUNIOR MEZZANINE)

[see attached]

Exhibit H

LOAN TERMINATION AGREEMENT

(Junior Mezzanine Loan)

THIS LOAN TERMINATION AGREEMENT (this “Termination Agreement”), dated as of _________________, 2010 (the “Termination Date”), is entered into by and between 515/555 FLOWER JUNIOR MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company (“Borrower”), and CNP INVESTOR, LLC, a Delaware limited liability company (“Lender”), with respect to the following:

RECITALS

A. Borrower and [Citigroup Capital Markets Realty Corp., a New York corporation (as predecessor in interest to Lender) are parties to that certain Amended and Restated Loan Agreement dated as of October 27, 2006] (as amended or modified from time to time, the “Loan Agreement”). Initially capitalized words or terms used but not defined in this Termination Agreement shall have the meanings assigned to such words or terms in the Loan Agreement.

B. In connection with the transactions contemplated by that certain Master Agreement for Debt and Equity Restructure of City National Plaza (the “Master Agreement”) dated as of February     , 2010, Borrower and Lender have agreed to terminate the Loan Documents on the terms, and subject to the conditions, set forth herein.

C. This Termination Agreement is the Loan Termination Agreement (Junior Mezzanine Loan) referenced in Section 3.2.3 of the Master Agreement.

AGREEMENT

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Loan Documents. As of the Termination Date, the Loan Documents are terminated in their entirety, and shall be of no further force or effect. As of the Termination Date, Lender releases, reconveys and otherwise terminates all liens encumbering the [Collateral] in favor of Lender (collectively the “Liens”). Lender agrees to execute such documentation as is reasonably requested by Borrower to evidence the termination of the Loan Documents and such release, reconveyance and/or termination of the Liens.

2. Waiver and Release. Borrower and Lender waive and release the other party from any and all claims, actions and causes of action, whether known or unknown and whether in law or in equity, that the waiving and releasing party may have against the other party arising out of, or in connection with, the Loan, the Loan Documents or the [Collateral].

In furtherance of the foregoing, Borrower and Lender acknowledge, by initialling in the spaces provided below, that they have read and understand, and are waiving their rights under, Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Borrower Initials	Lender Initials

3. Governing Law. This Termination Agreement, and the rights of the parties hereto, shall be governed by, and construed under, the laws of the State of New York.

4. Counterparts. This Termination Agreement may be executed in one or more duplicate counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

5. Integration. This Termination Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes, in all respects, all other communications between or among such parties, whether oral or written.

(Remainder of page intentionally left blank,

signatures appear on following page)

IN WITNESS WHEREOF, this Loan Termination Agreement is executed as of the day and year first above written.

BORROWER:	515/555 FLOWER JUNIOR MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company

By:
Name:
Title:

LENDER:	CNP INVESTOR, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT I

INFORMATION RELATING TO LOANS

AND NET OPERATING CASH

LOAN	OUTSTANDING PRINCIPAL BALANCE AS OF 2/14/10	AGGREGATE ACCRUED AND UNPAID INTEREST AS OF 2/14/10
Mortgage Loan	$348,925,218	$0

Participation A-1 in Replacement Promissory Note A (Senior Mezzanine) dated October 27, 2006	$19,641,161	NA

Participation A-2A in Replacement Promissory Note A (Senior Mezzanine) dated October 27, 2006	$24,122,389	NA

Participation A-2B in Replacement Promissory Note A (Senior Mezzanine) dated Oct. 27, 2006	$24,122,389	NA

IO Participation (interest only) in Replacement Promissory Note A (Senior Mezzanine) dated October 27, 2006	NA	$0

Replacement Promissory Note B (Senior Mezzanine) dated October 27, 2006	$23,569,393	$0

Replacement Promissory Note C (Senior Mezzanine) dated October 27, 2006	$23,569,393	$0

Replacement Promissory Note D (Senior Mezzanine) dated October 27, 2006	$23,569,393	$0

Replacement Promissory Note E (Senior Mezzanine) dated October 27, 2006	$22,292,717	$0

Replacement Promissory Note (Junior Mezzanine) dated October 27, 2006	$58,187,948	$0

Picerne/Kings Capital Loan	$19,758,000	$43,576

Balance of Mortgage Lender Reserve Accounts as of 2/14/10	$46,250,062

Net Operating Cash as of 2/14/10	$2,196,737.33

Exhibit I